UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SANDY SPRING BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Wednesday, November 18, 2020, 10:00 a.m.

Virtual Only - www.meetingcenter.io/238391765

The board of directors has called a special meeting of shareholders (“Special Meeting”) to request the approval of our Employee Stock Purchase Plan, as Amended and Restated. The Special Meeting will be conducted solely online via live webcast. You will be able to attend and participate in the Special Meeting online, vote your shares electronically by entering the control number on your proxy card, and submit your questions during the meeting by visiting: www.meetingcenter.io/238391765 at the date and time described in the accompanying proxy statement. The password for the meeting is SASR2020. There is no physical location for this Special Meeting.

The Special Meeting will be held for the purpose of considering:

1.	Approval of the Sandy Spring Bancorp, Inc. Employee Stock Purchase Plan, as Amended and Restated

The board of directors established September 16, 2020, as the record date for this meeting. Shareholders of record as of the close of business on that date are entitled to receive this notice of meeting and vote their shares at the meeting and any adjournments or postponements of the meeting.

Your vote is very important. The board urges each shareholder to promptly vote online, by phone, or by signing and returning the enclosed proxy card. If you choose to attend the virtual meeting, you may withdraw your proxy and vote online during the course of the meeting using the control number on your proxy card.

By order of the board of directors,

Olney, MD	Aaron M. Kaslow
October 7, 2020	General Counsel & Secretary

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Shareholders to be Held on November 18, 2020
This proxy statement is available at www.investorvote.com/sasr.

TABLE OF CONTENTS

Proxy Summary	3
Stock Ownership of Certain Beneficial Owners	4
Owners of More Than 5% of Sandy Spring Bancorp, Inc. Common Stock

PROPOSAL 1: APPROVAL OF THE SANDY SPRING BANCORP, INC. EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED AND RESTATED	5

Compensation Discussion and Analysis	9
Executive Summary
“Say on Pay” Vote and Shareholder Alignment
Executive Compensation Practices
Executive Compensation Philosophy
Factors for Determining Compensation
Elements of Compensation
Named Executive Officer New Hire Compensation
Deferred Compensation, Retirement Benefits, and Life Insurance Benefits
Business-Related Benefits and Perquisites
Role of the Compensation Committee, Management and Compensation Consultants in Executive Compensation Process
Additional Compensation Policies, Practices and Considerations
Compensation Committee Report	19
Executive Compensation Tables	19

Director Compensation	27

General Information	28
Notice and Accessibility of Proxy Materials
Who Can Vote and What Constitutes a Quorum
Exercising Your Right to Vote
Shares Held Through a Broker
Telephone and Internet Voting
How to Attend the Virtual Meeting and What You will Need
Changing Your Vote
Costs of Proxy Solicitation
Tabulation of Votes and Public Announcement of Results

Shareholder Proposals and Communications	30

Appendix A: Sandy Spring Bancorp, Inc. Employee Stock Purchase Plan, as Amended and Restated

Sandy Spring Bancorp, Inc.

Proxy Statement

The board of directors of Sandy Spring Bancorp, Inc. has furnished this proxy statement to you in connection with the solicitation of proxies to be used at this special meeting of shareholders (“Special Meeting”) or any postponement or adjournment of the meeting. The notice of special meeting is being first mailed on or about October 7, 2020 to shareholders of record as of the close of business on September 16, 2020 (the “Record Date”). In this proxy statement, the “Company,” “Bancorp,” “we,” “our” or similar references mean Sandy Spring Bancorp, Inc. and its subsidiaries. The “Bank” refers to Sandy Spring Bank. The “Board” refers to the board of directors of Sandy Spring Bancorp, Inc.

The Board is holding the Special Meeting in virtual format due to concerns over the coronavirus pandemic, which has elevated health safety concerns for our shareholders, making the virtual-only format a safe means for attending the Special Meeting.

Proxy Summary

The following is an overview of information described in more detail throughout this proxy statement. This is only a summary, and we encourage you to read the entire proxy statement carefully before voting.

Please refer to your Notice of Internet Availability of Proxy Materials (“Notice”) for instructions on how to attend and participate in this virtual-only Special Meeting. You will need your control number on the Notice or proxy card to register at the virtual meeting site.

Date and Time:	Wednesday, November 18, 2020, 10:00 a.m.

Virtual meeting site:	www.meetingcenter.io/238391765

Record Date:	September 16, 2020

Voting Matter and Board Recommendation

Proposal	Board Recommendation	More Information
Approval of the Sandy Spring Bancorp, Inc. Employee Stock Purchase Plan, as amended and restated	“FOR”	Page 5

How To Cast Your Vote

Even if you plan to attend the Special Meeting, please cast your vote as promptly as possible by following the instructions on the Notice of Availability of Proxy Materials and the proxy voting card using:

Internet	Telephone	Mail
:	)	*

Stock Ownership of Certain Beneficial Owners

The following table sets forth information as of August 31, 2020, with respect to the shares of common stock beneficially owned by each director, by the 2019 named executive officers, and by all directors and executive officers as a group. No individual holds more than 1% of the total outstanding shares of common stock. All directors and executive officers as a group own 3.04% of outstanding common stock.

Name	Shares Owned (1) (2)	Restricted Stock	Stock Options	Total
Mona Abutaleb	3,545	885	-	4,430
Ralph F. Boyd, Jr.	6,087	885	-	6,972
Mark E. Friis(3)	43,483	885	-	44,368
Brian J. Lemek	253,347	-	-	253,347
Pamela A. Little	25,584	885	-	26,469
James J. Maiwurm	5,645	885	-	6,530
Walter Clayton Martz II(4)	29,902	-	-	29,902
Mark C. Michael	24,447	885	-	25,332
Mark C. Micklem	12,000	-	-	12,000
Gary G. Nakamoto	7,936	885	-	8,821
Christina B. O’Meara(5)	44,785	-	-	44,785
Robert L. Orndorff(6)	167,018	885	-	167,903
Craig A. Ruppert	88,294	885	-	89,179
Daniel J. Schrider (7)	81,180	39,724	-	120,904
Philip J. Mantua(8)	49,230	15,521	-	64,751
Joseph J. O’Brien(9)	42,649	18,805	-	61,454
R. Louis Caceres	29,742	14,761	-	44,503
Aaron M. Kaslow	3,881	10,602	-	14,483
Other Executives (4 persons)	245,098	34,627	131,683	411,408
All directors and all executive officers as a group (22 persons)	1,163,853	142,005	131,683	1,437,541

(1)	Under the rules of the SEC, an individual is considered to "beneficially own" any share of common stock which he or she, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: (a) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power, which includes the power to dispose, or to direct the disposition, of such security.
(2)	Only whole shares appear in the table. Fractional shares that may arise from participation in the dividend reinvestment plan are not shown.
(3)	Includes 30,782 shares owned by spouse’s trust for which Mr. Friis and his spouse share investment and voting power.
(4)	Includes 1,639 shares held in an estate for which Mr. Martz is personal representative, and 544 shares held in two trusts for which Mr. Martz is trustee. Mr. Martz has no pecuniary interest these holdings.
(5)	Includes 7,699 shares owned by Ms. O’Meara’s spouse.
(6)	Includes 154,606 shares owned by trusts for which Mr. Orndorff and his spouse, act as co-trustees, share investment and voting power.
(7)	Mr. Schrider’s shares include 6,425 shares held through employee benefit plans and 604 shares owned by Mr. Schrider’s daughters for which Mr. Schrider is custodian.
(8)	Mr. Mantua’s shares include 17,330 shares held through employee benefit plans.
(9)	Mr. O’Brien’s shares include 5,289 shares held through employee benefit plans.

Owners of More than 5% of Sandy Spring Bancorp, Inc. Common Stock

Name	Amount and Nature of Beneficial Ownership		Percentage of Shares Outstanding as of August 31, 2020
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	4,054,048	(1)	8.6%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Austin, TX 78746	2,683,945	(2)	5.7%

(1)	According to the Schedule 13G/A filed by Blackrock, Inc., with the Securities and Exchange Commission (“SEC”) on February 4, 2020, BlackRock, Inc. had sole voting power with respect to 3,763,130 shares and sole dispositive power with respect to 4,054,048 shares.
(2)	According to the Schedule 13G/A filed by Dimensional Fund Advisors LP on February 12, 2020, Dimensional Fund Advisors had sole voting power with respect to 2,601,355 shares and sole dispositive power with respect to 2,683,945 shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In its role as investment advisor, sub-advisor and/or manager Dimensional may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities reported are owned by the Funds. Dimensional Fund Advisors LP disclaims beneficial ownership of such securities.

PROPOSAL 1: Approval of the Sandy Spring Bancorp, Inc.

Employee Stock Purchase Plan, as Amended and Restated

We maintain the Sandy Spring Bancorp, Inc. Employee Stock Purchase Plan, which was most recently amended and restated effective November 1, 2020 (the “ESPP”), subject to Company shareholder approval. The ESPP is a benefit that we make broadly available to our employees that allows them to purchase shares of Company common stock (“Common Stock”) at a discount. The Company has maintained an employee stock purchase plan since 2001. We are asking shareholders to approve the ESPP at the Special Meeting so that we may continue to use the ESPP to assist us in recruiting, retaining and motivating qualified personnel who help us achieve our business goals, including creating long-term value for shareholders. In addition, shareholder approval will continue to qualify the ESPP as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (“Code”), which affords special tax treatment to plan participants.

Proposed Amendment and Restatement

The Company’s Board adopted the ESPP to be effective November 1, 2020, subject to shareholder approval at the Special Meeting. The proposed amendment and restatement would (i) increase the maximum number of shares of Common Stock remaining available for future issuance under the ESPP by 700,000 shares, (ii) extend the term, which otherwise expires on June 30, 2021, so that the ESPP will continue until terminated by the Board in its discretion, (iii) change the frequency of purchases from monthly to quarterly, and (iv) make certain other administrative changes. The purpose of the amendment and restatement is to ensure that we are able to continue to provide all current and new employees interested in participating in the ESPP with the opportunity to do so.

If shareholders approve this proposal, the total number of shares authorized and reserved for issuance under the ESPP will be 1,000,000 shares. However, if this proposal is not approved by shareholders, the total number of shares authorized and reserved for issuance under the current employee stock purchase plan will remain at 300,000, of which approximately 24,472 remain available for issuance as of August 31, 2020, and the plan will expire on June 30, 2021. Based on our current forecasts and estimated participation, if the ESPP is approved, it is anticipated that the ESPP will run out of available shares within approximately seven years. In the event that more shares are required for the ESPP in the future, the prior approval of our shareholders will be required.

As of August 31, 2020, the closing price of our Common Stock on the Nasdaq Stock Market was $23.92 per share.

Background

The Company’s Board first adopted an employee stock purchase plan in 2001. When that plan expired in 2011, it was replaced with the 2011 Employee Stock Purchase Plan. The ESPP amends and restates the existing plan.

Summary of the ESPP

The principal features of the ESPP are summarized below. The following summary of the ESPP does not purport to be a complete description of all of the provisions of the ESPP. It is qualified in its entirety by reference to the complete text of the ESPP, which has been attached as Appendix A to this proxy statement.

Purpose. The purpose of the ESPP to provide eligible employees of the Company and its participating subsidiaries with a means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees’ sense of participation in the affairs of the Company, and to provide an incentive for continued employment.

Administration. The ESPP is administered by the Compensation Committee of the Board (the “Committee”). The Committee has the full authority to adopt administrative rules and procedures and to interpret the provisions of the ESPP. To carry out the purpose of the ESPP, the Committee has appointed a third-party administrator. The administrator is responsible for executing the procedures established by the Committee and keeping adequate and accurate records for participants. All costs and expenses incurred in plan administration are paid by the Company without charge to participants. Participants are responsible for all costs associated with the shares purchased through the ESPP after the shares are delivered to the participants.

Eligibility and Participation. All employees of the Company and its affiliates are eligible to participate in the ESPP, except those employees who have been employed less than three months, employees who regularly work less than 20 hours per week, employees who customarily work no more than five months per year, and any employee who owns 5% or more of the total combined voting power or value of all classes of stock of the Company. An eligible employee may participate in the ESPP only by means of payroll deductions.

A participant’s right to purchase Common Stock may not accrue at a rate that exceeds $25,000 in fair market value of Common Stock (determined as of the offering date) for each calendar year in which the purchase option is outstanding.

Offering Dates and Offering Periods. Effective November 1, 2020, the ESPP will have a series of consecutive offering periods, each of which will be three months in duration, beginning each February 1st, May 1st, August 1st, and November 1st. The Committee will have the authority to change the duration, frequency, start and end dates of offering periods. The offering date will be the first trading day in an offering period.

Purchase Date. Common Stock will be purchased on the last trading day of each offering period.

Purchase Price. The purchase price of the Common Stock acquired on each purchase date will be 0.85 multiplied by the lesser of (i) the fair market value of a share of Common Stock on the offering date of the offering period or (ii) the fair market value of a share of Common Stock on the purchase date. The number of whole shares of the Common Stock a participant purchases in each offering period is determined by dividing the total amount of the participant’s contributions during that offering period by the purchase price, subject to the applicable share limits.

Payroll Deductions and Stock Purchases. Each participant may authorize periodic payroll deductions in any multiple of 1% to 10% of their eligible compensation. The accumulated deductions will be applied on each purchase date to purchase shares of Common Stock at the purchase price in effect for that purchase date. For purposes of the ESPP, eligible compensation means gross compensation for the relevant pay period, including overtime pay, but excluding all bonuses, severance pay, extraordinary pay, expense allowances or reimbursements, imputed income, moving expenses and income in connection with equity-based awards.

Termination of Employment. Termination of a participant’s employment for any reason, including death, disability or retirement, immediately terminates the participant’s participation in the ESPP. In such event, the contributions credited to the participant’s account will be returned without interest.

Withdrawal. A participant may withdraw from the ESPP at any time in accordance with the procedures, and prior to the deadline, specified by the administrator. Once a participant’s request for withdrawal becomes effective, no further payroll deductions will be collected from the participant and any outstanding purchase options will be cancelled. The participant may choose to be refunded accumulated deductions or allow funds to be used to purchase Common Stock on the purchase date. A participant’s withdrawal will be irrevocable and will require the participant to re-enroll in the ESPP in order to purchase shares in subsequent offering periods.

Shareholder Rights. No participant will have any shareholder rights with respect to the shares covered by an option until the shares are actually purchased on the participant’s behalf. Unless otherwise elected by a participant, all dividends paid on shares of Common Stock held in the ESPP will be reinvested.

Holding Period. The Committee may permit or require that shares purchased under the ESPP be deposited in the name of the participant with a broker designated by the Company and may require that the shares be retained with such broker for a specified period of time.

Non-Transferability. Rights to purchase shares may not be assigned or transferred by a participant, except by will or laws of inheritance following a participant’s death.

Adjustments; Certain Transactions. The number of shares that may be purchased pursuant to the ESPP is subject to adjustment in the event of a change in Common Stock as a result of a stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or other similar change. Upon any such event, the maximum number of shares that may be subject to any option, the number and purchase price of shares subject to options outstanding under the ESPP, and/or the consideration to be received upon exercise of each option will be appropriately adjusted by the Committee. In the event of a merger, consolidation, or certain other corporate transactions, each outstanding purchase option will be assumed or an equivalent purchase option substituted by the successor corporation. If the successor corporation refuses to assume or substitute the purchase option, the offering period with respect to outstanding purchase options will be shortened by setting a purchase date prior to the date of the corporate transaction.

Amendment and Termination. The Committee may, in its sole discretion, amend, suspend or terminate the ESPP at any time and for any reason. If the ESPP is terminated, the Committee may elect to terminate all outstanding offering periods either immediately or once shares of Common Stock have been purchased on the next purchase date (which may, in the discretion of the Committee, be accelerated) or permit offering periods to expire in accordance with their terms.

New Plan Benefits

The benefits to be received by executive officers and employees of the Company and its affiliates as a result of the proposed ESPP are not determinable, since the amounts of future purchases by participants are based on elective contributions.

For illustrative purposes only, the following table sets forth: (i) the number of shares that were purchased in 2019 under the existing employee stock purchase plan and (ii) the weighted average price per share paid for such shares by the current executive officers as a group and all other employees who participated in the plan as a group. Non-employee directors are not eligible to participate in the ESPP.

	Number of Shares Purchased (#)	Weighted Average Purchase Price per Share ($)
All current executive officers as a group (9 persons)	1,018	$28.85
All other employees (including all current officers who are not executive officers) as a group	36,811	$29.07

Summary of U.S. Federal Income Tax Consequences

The following is a brief summary of the effect of U.S. federal income taxation upon the participant and the Company with respect to the shares purchased under the ESPP. This summary does not purport to be complete, and does not discuss the income tax laws of any state or foreign country in which the participant may reside or the gift, estate or any tax law other than U.S. federal income tax law. Because individual circumstances may vary, the Company advises all participants to consult their own tax advisor with respect to the tax implications of participation in the ESPP.

The ESPP is intended to be an employee stock purchase plan within the meaning of Section 423 of the Code. Under an employee stock purchase plan that qualifies under Section 423 of the Code, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of the purchase option. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the ESPP or in the event the participant should die while still owning the purchased shares.

If the participant sells or otherwise disposes of the purchased shares within two years after the start date of the offering period in which the shares were acquired or within one year after the actual purchase date of those shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs in an amount equal to such excess. The amount of this ordinary income will be added to the participant’s basis in the shares, and any resulting gain or loss recognized upon the sale or disposition will be a capital gain or loss. If the shares have been held for more than one year since the date of purchase, the gain or loss will be long-term.

If the participant sells or disposes of the purchased shares more than two years after the start date of the offering period in which the shares were acquired and more than one year after the actual purchase date of those shares, then the participant generally will recognize ordinary income in the year of sale or disposition equal to the lesser of (a) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares, or (b) 15% of the fair market value of the shares on the start date of that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. Alternatively, if the fair market value of the shares on the date of the sale or disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. The Company will not be entitled to an income tax deduction with respect to such disposition.

If the participant still owns the purchased shares at the time of death, the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) 15% of the fair market value of the shares on the start date of the offering period in which those shares were acquired will constitute ordinary income in the year of death.

Vote Required and Board of Directors’ Recommendation

Approval of this proposal requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The Board of Directors recommends a vote “FOR” the approval of the Sandy Spring Bancorp, Inc.

Employee Stock Purchase Plan, as Amended and Restated

Executive Compensation Discussion and Analysis

The following compensation discussion and analysis (“CD&A”) provides a detailed description of the Company’s executive compensation philosophy, components, and the factors used by the Compensation Committee (or “committee” within this section) for determining 2019 compensation for the named executive officers, identified pursuant to the rules of the Securities and Exchange Commission. This discussion should be read in conjunction with the compensation tables and accompanying narrative starting on page 19. For 2019, the named executive officers were:

Daniel J. Schrider	President, Chief Executive Officer
Philip J. Mantua	EVP, Chief Financial Officer
Joseph J. O’Brien, Jr.	EVP, Chief Banking Officer
R. Louis Caceres	EVP, Wealth Management, Insurance, Mortgage, and Private Banking
Aaron M. Kaslow	EVP, General Counsel & Secretary

Executive Summary

Sandy Spring Bancorp, Inc. (the “Company”) is headquartered in the suburban Washington, D.C. town of Olney, Maryland and is the holding company for Sandy Spring Bank, a premier community bank in the greater D.C. region. With over 60 locations in Maryland, Virginia, and the District of Columbia, we offer a broad range of commercial and retail banking services, mortgages, private banking, and trust services throughout central Maryland, Northern Virginia, and the District of Columbia. Through our subsidiaries Sandy Spring Insurance Corporation, West Financial Services, Inc., and Rembert Pendleton Jackson, we also offer a comprehensive array of insurance and wealth management services.

2019 Business Highlights

2019 was the fifth consecutive year of record earnings for the Company and included many important strategic events. Net income for the year was $116.4 million, or $3.25 per diluted share, compared to $2.82 million in 2018, a 15% increase. Return on average assets grew to a strong 1.39% from 1.27% in 2018, and return on average tangible common equity increased to 15.68% from 14.60% in 2018. Non-interest income grew 17% in 2019 primarily driven by 107% increase in fees from mortgage banking activity and assisted by a 6.5% increase in wealth management income.

Excellent deposit growth in 2019 improved liquidity, permitted a 38% reduction in wholesale deposits, a 39% reduction in borrowings, and period end growth of 9% compared to the end of 2018. Loan growth was a modest 2% over 2018 as the 7% growth in commercial loans was offset by the sale of mortgage loans and increased mortgage refinance activity. Non-performing loans were 0.62% of total loans as of December 31, demonstrating sound asset quality.

On September 23, 2019, the Company signed a definitive agreement to acquire Revere Bank, a strong in-market commercial bank with $2.8 billion in assets. This transaction closed effective April 1, 2020, bringing the Company’s total assets to approximately $11.8 billion.

On November 6, 2019, the Company reached an agreement to acquire Rembert Pendleton Jackson, an investment and financial advisory firm with an excellent reputation in Northern Virginia. This transaction closed effective February 1, 2020 bringing total assets under management for all wealth management businesses to over $4.5 billion.

Also in the fourth quarter of 2019, the Company successfully issued $175 million in subordinated debt at an advantageous rate. The debt provided capital to support future growth and the redemption of existing higher priced funding sources.

2019 Executive Compensation Elements

The compensation elements for 2019 included base salary, short-term incentive, long-term incentive (equity) and a deferred cash bonus as shown in the following table and described further herein. These elements did not change materially in 2019.

	Description	Objectives		Performance Metrics
Base Salary	Cash	•	Stability, Security

Annual Incentive	Cash payment based on performance metrics from annual business plan.	•	Reward achievement of performance metrics	•	Return on Average Assets
		•	Attract and motivate talent	•	Traditional Efficiency Ratio
		•	Encourage focus on overall company performance	•	Non-interest Income
				•	Average Loan Growth
				•	Average Deposit Growth
Long-term Incentive	Performance-based restricted stock	•	Reward performance over time.	•	Relative 3-year TSR
		•	Attract and motivate talent	•	EPS Growth
		•	Align with shareholder interests

	Time-based restricted stock	•	Attract and retain talent	•	3-year service, pro-rata annual vesting
		•	Align with shareholder interests

Deferred Cash	Deferred cash bonus based on annual performance	•	Reward superior performance to peers.	•	Relative Return on Average Assets
		•	Supplement retirement
		•	Attract and retain talent

Target Compensation Mix

“Say On Pay” Vote and Shareholder Alignment

On April 24, 2019, shareholders voted on a non-binding resolution to approve the compensation for the named executive officers, commonly referred to as a “Say on Pay” vote. The resolution was approved with an affirmative vote of 97% of votes cast, which reflects a strong vote of confidence in our executive compensation program and practices.

Executive Compensation Practices

Yes	Leading Practices	No	Avoided Practices
✓	Independent compensation consultant retained by and reports to the Compensation Committee.	X	No tax gross-ups
✓	Significant portion of compensation is performance-based.	X	No hedging or pledging of stock
✓	Minimum performance must be attained before any awards can be paid.	X	No excessive perquisites
✓	Short-term incentives have minimum triggers and maximum caps.	X	No “single trigger” severance upon a change-in-control
✓	Incentive compensation is subject to the Company’s “Clawback” Policy	X	No encouraging excessive risk-taking
✓	NEOs are subject to stock ownership requirements.
✓	Annual risk assessment related to executive compensation programs.

Executive Compensation Philosophy

The Compensation Committee of the board is committed to rewarding executive management for the Company’s performance achieved through planning and execution. Therefore, the committee has developed a philosophy that identifies three guiding principles to properly structure and design elements of executive compensation. In short, executive compensation should be aligned, balanced, and rewarding.

Aligned - Executive compensation must be aligned with the Company’s strategic objectives, which state that the Company will earn independence by creating franchise and shareholder value. In order to align compensation to this strategy, a significant portion of total compensation is tied to Company performance, both absolute and relative.

Compensation must also be aligned with the competitive markets in order to attract and retain the talent, skills, and experience needed in executive management. The committee works with an independent compensation consultant to receive periodic analyses that benchmark compensation with market trends and practices.

Finally, compensation must align the interests of executives with those of shareholders to ensure that management will be rewarded for increasing shareholder value. To accomplish this, a significant portion of total compensation is in the form of equity.

Balanced - Executive compensation must balance a number of factors. Compensation should have a proper mix of fixed and variable elements, compensation arrangements should use multiple performance measures for balanced achievement, awards should balance short and long-term results with short and long-term career objectives, including retirement, and compensation must always balance risk with reward so as not to encourage excessive risk-taking.

Rewarding - Executive compensation must provide the means to attract, motivate, and retain the caliber of talent and leadership needed to support the Company’s long record of growth and profitability. Compensation arrangements should motivate executives to work collaboratively and creatively to generate a high-level of synergistic performance by and among the officers and employees.

To protect shareholders’ interests, the Committee is also committed to ensuring that rewards are not excessive or paid to the Company’s detriment. Consequently, compensation arrangements incorporate devices such as triggers, thresholds, and maximums, and the board has adopted a “clawback” policy in the event of an accounting restatement. In addition, the committee periodically conducts a risk analysis to ensure that compensation programs do not reward excessive risk-taking.

The committee believes this philosophy will ensure the executives have a market-driven level of base compensation and benefits, with the opportunity for significant short and long-term rewards tied to performance and shareholder value. See Elements of Compensation on page 13 for information on how the committee allocates compensation to further the Company’s compensation philosophy.

Factors for Determining Compensation

Goal Setting for Compensation Purposes

On an annual basis, the Board approves the Company’s financial plan. This plan is designed to support a multi-year strategic plan by setting annual targets for achievement that support the long-term objectives expressed in the strategic plan. Once the annual financial plan is approved by the Board, performance measures and targets for incentive-based compensation are derived from the plan. Mr. Schrider and Mr. Mantua report on the Company’s performance to the Board at each regularly scheduled board meeting.

Peer Group Benchmarking

A critical element of the Company’s compensation philosophy is a comparative analysis of the compensation mix and levels relative to a peer group of publicly traded, commercial banks. This analysis is a key driver of specific compensation decisions for the named executive officers and ensures proper alignment between our performance and compensation programs relative to peers, thus enabling the Company to attract and retain executive talent through competitive compensation programs.

Each year the committee reviews the peer group to determine if adjustments are necessary. For 2019, the committee selected publicly-traded commercial banks with assets between approximately $4 to $17.0 billion in 2018 from the Mid-Atlantic region plus Virginia, West Virginia, North Carolina, Massachusetts, and Ohio. The median asset size of the peer group was $8.2 billion, placing the Company at the 55th percentile. Peer proxy data was supplemented with survey data from national banking surveys. The 2019 peer group included the following 21 banks, of which 16 were used the previous year:

Berkshire Hills Bancorp, Inc.	MA	Lakeland Bancorp, Inc.	NJ
Brookline Bancorp, Inc.	MA	NBT Bancorp, Inc.	NY
Community Bank System, Inc.	NY	OceanFirst Financial Corp.	NJ
ConnectOne Bancorp, Inc.	NJ	Park National Corporation	OH
Customers Bancorp, Inc.	PA	S&T Bancorp, Inc.	PA
Eagle Bancorp, Inc.	MD	Tompkins Financial Corp.	NY
First Bancorp	NC	TowneBank	VA
First Commonwealth Financial Corp.	PA	Union Bankshares Corporation	VA
First Financial Bancorp	OH	Wesbanco, Inc.	WV
Flushing Financial Corporation	NY	WSFS Financial Corporation	DE
Independent Bank Corp.	MA

Committee Discretion and Final Compensation Decisions

The committee retains the discretion to decrease all forms of incentive payouts based on significant individual or Company performance shortfalls. The committee also retains the discretion to increase awards or consider special awards for significant performance or due to subjective factors, or exclude extraordinary non-recurring results. For 2019, the committee approved the exclusion of M&A expenses and the impact of issuing $175 million in subordinated-debt in the calculation of the annual short-term incentive, neither of which were contemplated in the 2019 financial plan at the time it was approved.

Elements of Compensation

Base Salary - Base salary is the fundamental element of executive compensation. The committee reviews salaries in March in conjunction with annual performance appraisals for the preceding year. In determining base salaries, the committee considers the executive's qualifications and experience, scope of responsibilities, the goals and objectives established for the executive, and the executive's past performance. The committee seeks to pay a base salary, commensurate with the individual’s experience and performance, at market competitive levels. Mr. Schrider recommended base salaries for executive officers other than himself, and the committee deliberated on Mr. Schrider’s salary. The resulting salary adjustments, shown below, were effective March 25, 2019.

Name	Prior Base Salary	Amount of Increase	New Base Salary	Percent Increase
Daniel J. Schrider	$725,000	$25,000	$750,000	3.4%
Philip J. Mantua	$390,000	$16,000	$406,000	4.1%
Joseph J. O’Brien, Jr.	$425,000	$30,000	$455,000	7.1%
R. Louis Caceres	$380,000	$12,000	$392,000	3.2%
Aaron M. Kaslow(1)			$350,000

(1) Mr. Kaslow was hired on July 22, 2019.

Short-Term Incentive Compensation - The Executive Team Incentive Plan (“ETIP”) is a short-term, cash compensation plan designed to recognize and reward participants for their success in achieving specific Company goals and paid under the 2015 Omnibus Incentive Plan, which was approved by shareholders. In 2019, the performance measures tied directly to the Company’s 2019 financial plan and were selected because: they contribute to the long-term viability of the Company, develop immediate and future revenue, and build the Company’s general franchise value.

In 2019, the committee approved five corporate goals with the intention to reward performance based on core metrics that drive revenue and profitability. The committee believes that multiple goals provide a balanced approach and discourage excessive risk-taking by participants, all of which is consistent with our compensation philosophy.

Each corporate goal was assigned a “threshold” or minimum performance level, a “target” level of performance, and a “stretch” or maximum level at which the award opportunity was capped. For achievement of the threshold performance level, each executive participant would earn 50% of his or her respective target opportunity. Achievement of the target performance level would earn the target award, and achievement at or above the stretch performance level would earn 150% of the target opportunity. Actual results for any goal that falls between performance levels would be interpolated to calculate a proportionate award.

Target performance levels were based on an aggressive financial plan for the year that was intended to reflect high-performance among peers. Threshold performance represented a minimum level of acceptable improvement over the prior year, while the stretch performance level was set at a level that would be potentially attainable under ideal conditions. A relative weight was assigned to each goal to prioritize importance and relative contribution. The committee established a minimum performance trigger of 90% of planned net income to be achieved before any incentives could be paid.

The corporate goals selected for 2019 included a non-GAAP measure: a traditional efficiency ratio. Management believes that this measure focuses on the core operating results of the Company and provides a meaningful comparison of performance from year to year. A full discussion regarding the use of non-GAAP measures may be found in the Annual Report on Form 10-K for the year ended December 31, 2019.

The committee reviewed the results for the established goals before exercising its authority to approve the cash payments to the executives on February 11, 2020. The committee first determined that the trigger net income level was surpassed, permitting awards to be paid. The committee then reviewed the actual performance to the goals as set forth below. To calculate the payment level, the weight for each goal was multiplied by the level of achievement for that goal. The sum of all payment levels equaled 93.6217% of target. For 2019, the committee approved the exclusion of M&A expenses and the impact of issuing $175 million in subordinated-debt in the calculation of the annual short-term incentive, neither of which were contemplated in the 2019 financial plan at the time it was approved.

The performance measures, respective weights, and actual performance levels for 2019 were:

Corporate Goal	Weight	Threshold Performance Level	Target Performance Level	Stretch Performance Level	Actual 2019 Performance	Payment Level
Return on Average Assets	40%	1.25%	1.36%	1.45%	1.39%	48.8889%
Efficiency Ratio (Non-GAAP)	15%	52.00%	50.38%	49.50%	51.52%	10.3704%
Non-interest Income (millions)	10%	$59.0	$60.773	$63.000	$71.322	15.0000%
Average Loan Growth	15%	8.00%	9.80%	11.50%	5.52%	0.0000%
Average Deposit Growth	20%	5.00%	10.49%	15.00%	10.14%	19.3625%
	100%					93.6217%

The committee maintained the same target opportunity for each executive for the 2019 ETIP as the prior year as shown below. Mr. Kaslow’s opportunity was approved as part of his new hire compensation package. The amounts paid are shown below and in the Summary Compensation Table on page 19.

Name	Target Opportunity (as a % of base salary)	Target Opportunity ($)	2019 ETIP Paid at 93.6217%
Daniel J. Schrider	65%	$487,500	$456,406
Philip J. Mantua	50%	$203,000	$190,052
Joseph J. O’Brien, Jr.	55%	$250,250	$234,288
R. Louis Caceres	50%	$196,000	$183,499
Aaron M. Kaslow	45%	$157,500	$147,454

Long-Term, Equity-Based Compensation - The Company’s compensation philosophy identifies equity-based compensation as an effective means of aligning the interests of our shareholders, the performance of the Company, and the retention of executive management. The committee utilized performance-based and time-based restricted stock awards to accomplish these objectives.

Equity awards were granted in March 2019. The target values of the awards, expressed as a percentage of base salary as of December 31, 2018, were consistent with the median benchmark data provided by Meridian. Half of the award will vest based on performance criteria, and half will vest ratably over three years. Mr. Kaslow’s 2019 award was approved by the committee as part of his new hire compensation described on page 15.

		2019 Long-term Incentive Target Award (as a % of base salary(1))
Executive	Title	Time-based Vesting	Performance-based Vesting	Total
Daniel J. Schrider	President & Chief Executive Officer	35.0%	35.0%	70.0%
Philip J. Mantua	EVP - Chief Financial Officer	25.0%	25.0%	50.0%
Joseph J. O'Brien, Jr.	EVP - Chief Banking Officer	22.5%	22.5%	55.0%
R. Louis Caceres	EVP - Wealth Mgmt, Insurance, Mortgage	25.0%	25.0%	50.0%

(1)	Base salary as of December 31, 2018.

Under the 2015 Omnibus Incentive Plan, the number of shares constituting the restricted stock award is determined by the closing stock price on the day before the grant date. The actual number of shares was rounded to the nearest whole share. The award values are in the Grants of Plan-Based Awards table on page 21.

The performance-based awards are tied to two measures: Total shareholder return (“TSR”) and cumulative earnings per share (“EPS”). Half of the performance-based award will vest based upon the achievement of three-year TSR relative to publicly-traded U.S. banks and thrifts between 50% and 200% of the Company’s asset size. Achievement of the 40th, 50th, and 75th percentile among the index will result in an award of threshold, target, and maximum shares respectively. The remaining half of the performance-based award will vest based upon the achievement of cumulative EPS over three years, adjusted for certain one-time or extraordinary events such as future M&A activity, compared to specific levels for threshold, target, and maximum. The performance period is January 1, 2019 to December 31, 2021. For both measures, actual performance will be interpolated to calculate a proportionate award.

Both the time-based and performance-based restricted stock will vest immediately upon the death or disability of the executive. The time-based awards will vest fully, and the performance-based awards will vest at the target level adjusted proportionately for the number of days elapsed in the performance period.

Upon a change in control, neither the time-based nor performance-based restricted stock is subject to accelerated vesting nor cash settlement except to the extent that the definitive agreement for the change in control provides for such accelerated vesting or cash settlement. Performance criteria will be deemed to be satisfied at the target level and awards will vest solely by reference to the executive’s continued employment. If, however, within twelve months after the change in control, the executive’s employment terminates, other than for just cause, the award will fully vest. Additional detail is provided in the Grants of Plan-Based Awards table on page 21.

2019 Results of 2017 Performance-based Awards - In March 2017, the Compensation Committee granted performance-based restricted stock to the executive officers. Vesting of the award was conditioned on the three-year TSR performance relative to a peer group of U.S. banks of similar asset size. The Committee received a determination report prepared by Aon Equity Services certifying the result for the performance period of January 1, 2017 to December 31, 2019. The Company’s three-year TSR failed to achieve the threshold result of the 40th percentile. Therefore, all shares associated with this award were forfeited.

Named Executive Officer New Hire Compensation

In July 2019, the committee approved new hire cash bonus payments and equity grants for Aaron M. Kaslow, the Company’s new Executive Vice President, General Counsel & Secretary. In addition to a base salary and participation in executive compensation plans for 2019, Mr. Kaslow received a sign-on bonus of $150,000, paid in two installments of $75,000 each, at his time of hire and three months after. Each installment was subject to full reimbursement if Mr. Kaslow voluntarily resigned within a year of employment. In addition, Mr. Kaslow received a time-based restricted stock award valued at $285,000 to vest ratably over three years, and a performance-based restricted stock award valued at $75,000 to vest on the same terms as awards granted to other executives in 2019.

Deferred Compensation, Retirement Benefits, and Life Insurance Benefits

Executive Incentive Retirement Plan - All executives participate in a nonqualified, deferred compensation plan known as the Executive Incentive Retirement Plan (“EIRP”). Unlike most executive supplemental retirement plans, the EIRP provides contributions in consideration of the Company’s performance each year. Executives receive a minimum cash contribution of 3% of base salary with the opportunity for increased contributions based on identified performance criteria. For 2019, the committee established the attainment of return on average assets (“ROAA”) compared to the median of a regional group of peer banks. The peer group used was the same peer group described on page 12, with performance updated at the end of the performance period on December 31, 2019. The 2019 schedule for deferral contributions was approved as follows:

Return on Average Assets Percentile Versus Peer Group	Deferral Contribution for Executive Officers % of Base Salary	Deferral Contribution for President & CEO % of Base Salary
80% or below	minimum 3.000%	minimum 3.000%
> 80% to 90%	4.500%	5.125%
> 90% to 100%	6.500%	7.250%
>100% to 110%	7.500%	9.375%
>110% to 120%	9.000%	11.500%
>120% to 130%	10.500%	13.625%
>130% to 140%	12.000%	15.750%
>140% to 150%	13.500%	17.875%
>150% or above	15.000%	20.000%

In 2019, ROAA for the Company was 1.39%. Compared to the peer group median of 1.24%, the Company achieved 113% of the peer group’s result, yielding a deferral contribution of 11.50% of base salary for Mr. Schrider and 9.00% for the other executive officers. The amounts of the 2019 deferral contributions are shown in the Nonqualified Deferred Compensation Plans section beginning on page 23 along with a description of the terms and conditions for balances paid under the EIRP. The 2019 deferral contributions are also included in the Summary Compensation Table on page 19, and potential awards are further described in the Grants of Plan-Based Awards table on page 21.

401(k) Plan - The named executive officers are eligible to participate in benefit plans available to all employees, including the Sandy Spring Bank 401(k) Plan. The 401(k) Plan provides a 100% match on the first 4% of salary deferred and a 50% match on the next 2% of salary deferred, up to the maximum allowed by the IRS regulations.

Pension Plan - The Sandy Spring Bancorp, Inc. Retirement Income Plan (“Pension Plan”) was generally available to employees through December 31, 2007, at which time the Pension Plan was frozen. Of the named executive officers, Messrs. Schrider, Mantua, and Caceres are participants. The accumulated benefit for each may be found in the Pension Benefits table on page 22.

Life Insurance Benefits - The Company has legacy split dollar life insurance agreements with Messrs. Schrider, Mantua, and Caceres. Under the agreements, in the event of the executive’s death (1) prior to separation from service or (2) after separation from service, other than for cause, following (a) the executive’s attaining age 65, (b) attaining age 60 and 10 years of service, (c) the executive’s disability, or (d) a change in control (as defined in the agreement), the executive’s beneficiary will be entitled to receive from the death proceeds of certain insurance policies owned by the Bank an amount equal to the lesser of (x) two and one-half times the executive’s base salary or (y) the total death proceeds of the policies minus the greater of (i) the cash surrender value or (ii) the aggregate premiums paid by the Bank. The Summary Compensation Table on page 19 includes the value of these benefits in the column labeled All Other Compensation.

Nonqualified Deferred Compensation Plan - Executives and other officers who are eligible may participate in the Sandy Spring Bank Deferred Compensation Plan as described on page 23. Currently, only Mr. O’Brien participates in this plan.

Business-Related Benefits and Perquisites

The committee believes that perquisites should be limited in scope and have a business-related purpose. The committee periodically reviews perquisites to ensure alignment with the desired philosophy. The committee approves specific perquisites or benefits for individuals based on the needs of the position.

In 2019, perquisites for all of the named executive officers included eligibility for a company-paid, supplemental long-term disability insurance policy and a long-term care insurance policy, and a comprehensive executive health screening the values for which, if applicable, are represented under “All Other Compensation” in the Summary Compensation table on page 19.

In addition, Mr. Schrider receives the use of a company-owned vehicle. Mr. Caceres and Mr. O’Brien each receive a car allowance of $1,000 per month. Mr. O’Brien maintains a membership, at company expense, at a country club in Northern Virginia for business development purposes. Mr. O’Brien reimburses the Company for personal use of the membership. Mr. Schrider, Mr. Mantua, and Mr. Caceres have access to a corporate membership at a local country club for business purposes.

Role of the Compensation Committee, Management and Compensation Consultants in the Executive Compensation Process

Role of the Compensation Committee - The Compensation Committee is made up of independent directors as required under the Nasdaq listing rules. Details on the committee's functions are described in the committee’s charter, which has been approved by the Board and is available on our investor relations website.

The committee has the authority to obtain advice and assistance from internal or external legal, human resources, accounting or other experts, advisors, or consultants as it deems desirable or appropriate. The committee has sole authority to retain and terminate any compensation consultant and to approve the fee and the terms of engagement. For 2019, the committee engaged an independent consulting firm specializing in executive compensation.

In 2019, the committee reviewed and approved all aspects of compensation plans and policies applicable to the named executive officers, including participation and performance measures. In carrying out its duties, the committee considered the relationship of corporate performance to total compensation; set salary and bonus levels and equity-based awards for executive officers; and reviewed the adequacy and effectiveness of various compensation and benefit plans. The chairman of the committee reported committee actions to the Board following each committee meeting.

The committee worked closely with Mr. Schrider to review and discuss his recommendations for the other executive officers. The committee also considered the market analysis provided by the compensation consultant to assess market practices, the mix of fixed and variable compensation, and the levels of compensation for each executive.

The CEO performance evaluation for 2019 was coordinated by Center for Board Excellence and involved receiving feedback from each director separately and anonymously for compilation. The Executive and Governance Committee reviewed the compiled evaluation and provided feedback to Mr. Schrider. The Compensation Committee used this evaluation in compensation decisions concerning Mr. Schrider.

Role of Management - In 2019, Mr. Schrider and the executive officers, as customary, were responsible for the development of the Company’s annual business and financial plans as well as a long-term strategic plan, which were reviewed and approved by the Board. The financial plan provided the foundation for setting the performance goals and targets to be achieved during the fiscal year that were included in incentive compensation plans.

Messrs. Schrider, Mantua, current General Counsel and Secretary Aaron M. Kaslow, and former General Counsel and Secretary Ronald E. Kuykendall, as well as other members of management attended portions of the Compensation Committee meetings where Company performance, market considerations, and legal analyses were discussed. However, management was not present during final deliberations on executive compensation, and only committee members voted on executive compensation matters.

Role of Independent Compensation Consultant - The committee engages an independent executive compensation consultant to provide commentary, analysis and expertise relating to executive compensation. For 2019 compensation decisions, the committee engaged Meridian Compensation Partners. The committee reviewed the Nasdaq independence standards and determined Meridian to be independent with no identified conflicts of interest. The committee had direct access to the consultant and control over the engagement at all times.

The committee considered a market analysis compiled by Meridian when deliberating compensation decisions for 2019. This analysis included, but was not limited to, an assessment of the Company’s compensation programs compared to its peers, recommendations for total direct compensation and target direct compensation as well as long-term incentive compensation and supplemental executive retirement benefits. The analysis provided the committee with a broad array of information with which to assess the Company’s compensation program, and it served as a foundation for compensation decisions. In 2019, the committee requested and received recommendations from Meridian concerning Mr. Schrider’s compensation.

Additional Compensation Policies, Practices and Considerations

Stock Ownership Requirements for Executives - The board believes that the Company’s executive officers should accumulate meaningful equity stakes in the Company in order to further align their economic interests with those of shareholders. Our stock ownership guidelines require the CEO to own shares valued at three times his or her base salary, and other executive officers are required to own shares valued at one times his or her base salary. The officer has five years from the date of hire or promotion to be compliant with these guidelines. All of the named executive officers, with the exception of Mr. Kaslow who was hired July 22, 2019, own Company common stock in excess of this requirement.

Clawback Policy - In 2012, the Board approved a Policy for the Recovery of Performance Compensation, also known as a “clawback” policy. The policy states that in the event the Company is required to prepare an accounting restatement due to the material noncompliance by the Company with any financial reporting requirement under the securities laws, the Company, at the direction and sole discretion of the Compensation Committee and the Board, will recover from any current or former executive officer of the Company who received incentive-based compensation during the three years preceding the date on which the Company is required to prepare the accounting restatement, based on the erroneous data, in excess of what would have been paid to the executive officer under the accounting restatement.

Hedging Policy - Under our Code of Business Conduct and our Insider Trading, Short-Term Trading and Hedging Policy, the Company’s directors, executive officers and certain other designated insiders are prohibited from entering into hedging or monetarization transactions with respect to Company securities. For more information, see “Corporate Governance and Other Matters—Hedging Policy.”

Risk Assessment of Compensation Policies and Practices - The committee, in consultation with management, periodically assesses the Company’s compensation policies and practices and considers whether our executive compensation program encourages unnecessary or excessive risk taking. The committee also reviews with management the various executive, non-executive, and functional incentive plans operated by the Company. Our executives receive a significant proportion of compensation in the form of equity awards that have performance and vesting features that extend over several years, as well as being subject to stock ownership requirements. This ensures that our executives have significant value tied to long-term stock price performance, which discourages imprudent risk-taking. Additionally, performance-based restricted stock awards are based on Company performance over a three-year period, encouraging our executive officers to focus on long-term performance in addition to annual results.

Impact of Accounting and Taxation on the Form of Compensation - The committee and the Company consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making any changes to the plans. Section 162(m) of the Internal Revenue Code limits the amount of compensation that may be deducted for federal income tax purposes to $1 million per covered employee per taxable year. This $1 million annual limitation applies to all compensation paid to any individual who is the Chief Executive Officer, Chief Financial Officer or one of the other three most highly compensated executive officers for 2017 or any subsequent calendar year. There is no longer any exception to this limitation for qualified performance-based compensation (as there was for periods prior to 2018), unless the performance-based compensation is paid pursuant to a written binding contract that was in effect on November 2, 2017, and that was not modified in any material respect on or after such date.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the committee recommends to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

March 11, 2020
Ralph F. Boyd, Jr., Chairman
Mark E. Friis
Mark C. Micklem
Mark C. Michael
Robert L. Orndorff
Mona Abutaleb Stephenson

Executive Compensation Tables

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value & Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
				(1)	(2)	(3)	(4)
Daniel J. Schrider	2019	$743,269		$479,634	$564,648	$80,740	$61,170	$1,929,399
President, Chief	2018	$694,254	$150	$525,512	$477,223	$-	$56,876	$1,754,015
Executive Officer	2017	$605,266		$356,711	$414,931	$48,715	$55,064	$1,480,686
Philip J. Mantua	2019	$401,692		$184,273	$243,799	$35,771	$32,460	$897,995
EVP, Chief Financial	2018	$380,038	$18,150	$195,283	$207,790	$-	$25,757	$827,018
Officer	2017	$349,500		$167,177	$198,891	$23,048	$26,626	$765,242
Joseph J. O'Brien, Jr.	2019	$446,923		$220,903	$284,977	$548	$51,752	$1,005,104
EVP, Chief Banking	2018	$412,885	$20,150	$233,532	$233,606	$624	$44,343	$945,140
Officer	2017	$374,077		$176,011	$205,384	$543	$44,832	$800,847
R. Louis Caceres	2019	$388,769		$179,582	$233,667	$53,342	$52,383	$907,743
EVP, Wealth Mgmt,	2018	$371,577	$17,150	$191,372	$200,324	$-	$44,452	$824,875
Mortgage, Insurance	2017	$342,308		$164,695	$192,992	$33,139	$47,823	$780,957
Aaron M. Kaslow (5)	2019	$141,346	$150,000	$359,111	$178,954	$-	$18,008	$847,420
EVP, General Counsel
& Secretary

(1)	The amounts reported are the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Awards consist of restricted stock, a portion of which vests ratably over three years and a portion that vests based on the achievement of certain performance criteria. The performance-based awards assume the probable outcome of performance conditions for the targeted potential value of the award. For valuation and discussion of the assumptions, see Note 14 to the Consolidated Financial Statements in the Annual Report on Form 10-K. Based on the fair value at grant date, the following are the maximum potential values of the performance shares for the 2019 – 2021 performance period assuming maximum level of performance is achieved: Mr. Schrider, $338,834; Mr. Mantua, $130,175; Mr. O’Brien, $156,052; Mr. Caceres, $126,864; and Mr. Kaslow, $99,253.
(2)	The amounts reported are the total of the cash awards under the Executive Team Incentive Plan (“ETIP”) and the Executive Incentive Retirement Plan (“EIRP”) and the earnings on existing EIRP balances as shown below:

Executive	2019 ETIP Cash Awards	2019 Contributions to the EIRP	2019 Earnings on EIRP	Total Non-equity Incentive Plan Compensation
Daniel J. Schrider	$456,406	$86,250	$21,992	$564,648
Philip J. Mantua	$190,052	$36,540	$17,207	$243,799
Joseph J. O’Brien, Jr.	$234,288	$40,950	$9,739	$284,977
R. Louis Caceres	$183,499	$35,280	$14,888	$233,667
Aaron M. Kaslow	$147,454	$31,500	$-	$178,954

(3)	The amount reported for Mr. O’Brien represents earnings on non-qualified deferred compensation.
(4)	This column consists of other compensation, perquisites and personal benefits for the named executive officers, including as applicable: supplemental long-term care and disability insurance, executive health screening, and life insurance premiums. Each named executive received the following:

Executive	Dividends on Restricted Stock	Car Allowance or Personal Use of Vehicle	401(k) Match	Other	Total All Other Compensation
Daniel J. Schrider	$26,929	$6,542	$14,000	$13,637	$61,107
Philip J. Mantua	$11,107	$-	$14,000	$7,353	$32,460
Joseph J. O’Brien, Jr.	$12,534	$12,000	$14,000	$13,218	$51,752
R. Louis Caceres	$10,965	$12,000	$14,000	$15,417	$52,383
Aaron M. Kaslow	$4,847	$-	$9,712	$3,450	$18,008

(5)       Mr. Kaslow was hired as Executive Vice President, General Counsel and Secretary on July 22, 2019.

Outstanding Equity Awards at Fiscal Year End

The following table shows information regarding all unvested equity awards held by the named executive officers at December 31, 2019. These awards are subject to forfeiture until vested, and the ultimate value of performance-based awards is unknown.

	Stock Awards
Name	Grant Date	Number of shares or units of stock that have not vested		Market value of shares or units of stock that have not vested	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested
		(#)(1)		($)(2)	(#)		($)
Daniel J. Schrider	3/18/2015	(3)	2,176	82,427
	3/16/2016	(4)	3,176	120,307
	3/15/2017	(5)	3,632	137,580
	4/25/2018	(6)	6,258	237,053	(7)	2,758	104,454
	3/06/2019	(8)	7,254	274,782	(9)	3,723	141,027
Philip J. Mantua	3/18/2015	(3)	944	35,759
	3/16/2016	(4)	1,420	53,790
	3/15/2017	(5)	1,702	64,472
	4/25/2018	(6)	2,326	88,109	(7)	1,025	38,808
	3/06/2019	(8)	2,787	105,572	(9)	1,430	54,168
Joseph J. O’Brien, Jr.	3/18/2015	(3)	1,017	38,524
	3/16/2016	(4)	1,508	57,123
	3/15/2017	(5)	1,792	67,881
	4/25/2018	(6)	2,781	105,344	(7)	1,226	46,422
	3/06/2019	(8)	3,341	126,557	(9)	1,715	64,945
R. Louis Caceres	3/18/2015	(3)	951	36,024
	3/16/2016	(4)	1,420	53,790
	3/15/2017	(5)	1,677	63,525
	4/25/2018	(6)	2,279	86,329	(7)	1,004	38,032
	3/06/2019	(8)	2,716	102,882	(9)	1,394	52,805
Aaron M. Kaslow	7/22/2019	(10)	8,078	305,995	(9)	1,081	40,929

(1)	Awards made prior to 2016 were made under the 2005 Omnibus Stock Plan. Starting in 2016, awards were made under the 2015 Omnibus Incentive Plan.
(2)	Aggregate market values are based upon the closing price of $37.88 per share of Company common stock on December 31, 2019.
(3)	Remaining shares granted on March 18, 2015 will vest ratably on each April 1st through 2020.
(4)	Remaining shares granted on March 16, 2016 will vest ratably on each April 1st through 2021.
(5)	Remaining shares granted on March 15, 2017 will vest ratably on each April 1st through 2022.
(6)	Remaining shares granted on April 25, 2018 will vest ratably on the anniversary of the grant through April 25, 2023.
(7)	These shares are subject to vesting based upon the achievement of specific goals. The amounts shown assume the threshold level of performance is achieved. The actual award will be determined as of December 31, 2020 based on the 2018-2020 performance period.
(8)	Shares granted on March 6, 2019 will vest ratably on each April 1st through 2022.
(9)	These shares are subject to vesting based upon the achievement of specific goals. The amounts shown assume the threshold level of performance is achieved. The actual award will be determined as of December 31, 2021 based on the 2019-2021 performance period.
(10)	These shares granted July 22, 2019 will vest ratably on the anniversary of the grant through July 22, 2022.

Grants of Plan-Based Awards

The following table sets forth information on plan-based awards made to the named executive officers in 2019. These include time-based restricted stock awards (“RSA”), performance-based restricted stock awards that vest based on 3-year total shareholder return compared to peers (“PRSA-T”), performance-based restricted stock awards that vest based on 3-year cumulative earnings per share (“PRSA-E”), cash awards under the Executive Team Incentive Plan (“ETIP”), and deferred cash awards under the Executive Incentive Retirement Plan (“EIRP”).

Name		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of shares of stock	Grant Date Fair Value of Stock and Options Awards (3)
			Threshold	Target	Maximum	Threshold	Target	Maximum
			($)	($)	($)	(#)	(#)	(#)	(#)	($)
Daniel J. Schrider	RSA	3/06/2019							7,254	253,745
	PRSA-T	3/06/2019				1,814	3,627	5,441		99,017
	PRSA-E	3/06/2019				1,814	3,627	5,441		126,872
	ETIP		243,750	487,500	731,250
	EIRP		22,500	70,313	150,000
Philip J. Mantua	RSA	3/06/2019							2,787	97,489
	PRSA-T	3/06/2019				697	1,394	2,090		38,056
	PRSA-E	3/06/2019				697	1,394	2,090		48,727
	ETIP		101,500	203,000	304,500
	EIRP		12,180	30,450	60,900
Joseph J. O'Brien, Jr.	RSA	3/06/2019							3,341	116,868
	PRSA-T	3/06/2019				836	1,670	2,506		45,618
	PRSA-E	3/06/2019				835	1,670	2,506		58,417
	ETIP		125,125	250,250	375,375
	EIRP		13,650	34,125	68,250
R. Louis Caceres	RSA	3/06/2019							2,716	95,006
	PRSA-T	3/06/2019				679	1,358	2,037		37,073
	PRSA-E	3/06/2019				679	1,358	2,037		47,503
	ETIP		98,000	196,000	294,000
	EIRP		11,760	29,400	58,800
Aaron M. Kaslow	RSA	7/22/2019							8,078	284,992
	PRSA-T	7/22/2019				532	1,063	1,595		36,652
	PRSA-E	7/22/2019				531	1,063	1,595		37,467
	ETIP		78,750	157,500	236,250
	EIRP		10,500	26,250	52,500

(1)	The information in these columns reflects the range of potential payouts under the indicated plans as established by the Compensation Committee. The actual amounts earned by each executive under such plans are disclosed in the Summary Compensation Table.
(2)	These columns show the range of possible awards for performance-based vesting of restricted stock. Shares noted as PRSA-T will vest based on the achievement of total shareholder return (“TSR”) compared to an index of U.S. financial institutions of similar size over the 2019-2021 performance period. The number of shares awarded will range from a threshold of 50% of target for minimum performance at the 40th percentile, 100% of target for performance at the 50th percentile, to a maximum of 150% of target for performance at the 75th percentile or better. Actual performance will be interpolated to determine a proportionate award, and performance below the 40th percentile will result in no award. Shares noted as PRSA-E will vest based on the achievement of cumulative diluted earnings per share as reported in the 10-K (adjusted for one-time or extraordinary events, such as M&A related costs) over the 2019 – 2021 performance period. Actual performance will be interpolated to determine a proportionate award, and performance below the threshold level will result in no award. Dividends on the unvested award accumulate additional shares determined by the market price on the dividend payment date, and these shares will be subject to the same performance vesting criteria as the original award. Upon death or disability of the executive, the award will vest at the target level adjusted proportionately for the number of days elapsed in the performance period. Upon a change in control, the performance criteria will be deemed satisfied at the target level, and the award will vest based on continued employment of the executive or per the terms of the definitive agreement evidencing the change in control. If employment is terminated within twelve months after the occurrence of a change in control, other than for just cause, the award will fully vest upon termination.
(3)	The amounts reported are the aggregate grant date fair value of the awards computed in accordance with the FASB ASC Topic 718. The grant date per share fair value for the RSA and PRSA-E was $35.28 for Mr. Kaslow and $34.98 for the remaining executives. The grant date per share fair value of the PRSA-T was determined by an independent, third-party valuation assuming the probable outcome for the performance criteria. The result was a valuation of $34.48 per share for Mr. Kaslow and $27.30 for the remaining executives.

Option Exercises and Stock Vested

The following table shows the value realized upon the vesting of restricted stock awards in 2019.

	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized Upon Vesting (1)
Name	(#)	($)
Daniel J. Schrider	8,623	$277,560
Philip J. Mantua	3,772	$121,105
Joseph J. O’Brien, Jr.	4,114	$132,275
R. Louis Caceres	3,769	$120,985
Aaron M. Kaslow	-	-

(1)	The value realized upon vesting is equal to the closing market price of Company common stock on the date of vesting multiplied by the number of shares acquired. The amount reported is the aggregate of shares vesting from multiple grants of restricted stock.

Pension Benefits

The following table shows the present value of the accumulated benefit under the Sandy Spring Bancorp, Inc. Retirement Income Plan (“Pension Plan”) for those named executive officers who participate in the Pension Plan. All benefit accruals under the Pension Plan were frozen as of December 31, 2007.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)
Daniel J. Schrider	Pension Plan	19	$421,885
Philip J. Mantua	Pension Plan	9	$241,653
R. Louis Caceres	Pension Plan	9	$313,567

(1)	This plan and related valuation methods and assumptions are included in Note 15 to the Consolidated Financial Statements in the Annual Report on Form 10-K.

Benefits under the Pension Plan are provided on a 10-year certain and life basis and are not subject to deduction for Social Security or other offset amounts. When the Pension Plan was active, earnings covered were total wages, including elective pre-tax contributions under the 401(k) Plan, bonuses, and other cash compensation up to the allowable limit under the Internal Revenue Code.

The Pension Plan benefit equals the sum of three parts: (a) the benefit accrued as of December 31, 2000, based on the formula of 1.5% of highest five-year average salary as of that date times years of service as of that date, plus (b) 1.75% of each year's earnings after December 31, 2000 (1.75% of career average earnings) through December 31, 2005, and (c) 1.0% of each year's earnings thereafter, through December 31, 2007. The Pension Plan permits early retirement at age 55 after 10 years of service completed after December 31, 2000.

Pay Ratio

The Company is required by SEC rules to disclose the median of the annual total compensation of all employees of the Company (excluding the Chief Executive Officer), the annual total compensation of the Chief Executive Officer, and the ratio of these two amounts (the “pay ratio”). The pay ratio below is a reasonable estimate based on the Company’s payroll records and the methodology described below, and was calculated in a manner consistent with SEC rules. Because SEC rules for identifying the median employee and calculating the pay ratio allow companies to use variety of methodologies, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

The Company selected November 1, 2019 as the determination date for identifying the median employee. Year-to-date taxable wages paid from January 1, 2019 to November 1, 2019 for all employees as of the determination date, with the exception of Mr. Schrider, were arrayed from lowest to highest. Wages of newly hired permanent employees were adjusted to represent wages for the entire measurement period. This period captured all incentive payments for the tax year as well as the vesting of equity awards, as applicable. The median employee was identified, and total compensation for the median employee was calculated in the manner required for the Summary Compensation Table. Mr. Schrider’s total compensation for 2019, as disclosed in the Summary Compensation Table, was $1,929,399 and the median employee’s was $156,097, producing a ratio of 12 to 1.

Nonqualified Deferred Compensation Plans

Executive Incentive Retirement Plan

All of the named executive officers participate in the Executive Incentive Retirement Plan (“EIRP”), a deferred compensation plan that replaced supplemental executive retirement agreements (“SERAs”) with the named executive officers. Prior balances carried over from the SERAs vest over 15 years and automatically vest upon the executive’s death or disability or upon a change in control. Employer contributions under the EIRP and earnings on EIRP balances vest immediately. Earnings on EIRP balances accrue at an interest rate equal to 120% of the long-term Applicable Federal Rate, adjusted monthly.

The executive’s account balance (including vested balances accrued under the former SERAs) will be distributed to the executive per the terms of the EIRP following termination of employment either in a lump sum or in installments, at the election of the executive. No payments will be made to an executive who is terminated for just cause as defined in the plan. The EIRP provides a minimum, annual contribution of 3% of base salary. Each year, the Compensation Committee determines the performance criteria by which a deferral bonus over the minimum may be earned as described under Deferred Compensation, Retirement Benefits, and Life Insurance Benefits on page 16.

Sandy Spring Bank Deferred Compensation Plan

Under the terms of Sandy Spring Bank Deferred Compensation Plan (“NQDC”), participants may defer up to 25% of base salary and/or commissions earned during the year and up to 100% of bonus compensation. Interest accrues on the account balance at a rate equal to 120% of the long-term Applicable Federal Rate, adjusted monthly. The participant will receive the account balance following the six-month anniversary of any separation from service.

The following table summarizes the contributions, earnings and balances for the named executive officers under the EIRP and the Sandy Spring Bank Deferred Compensation Plan.

Executive	Plan Name	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (4)
Daniel J. Schrider	EIRP	n/a	$86,250	$21,992	-	$833,627
Philip J. Mantua	EIRP	n/a	$36,540	$17,207	-	$621,296
Joseph J. O’Brien, Jr.	EIRP	n/a	$40,950	$9,739	-	$371,936
	NQDC	-	n/a	$548	-	$18,621
R. Louis Caceres	EIRP	n/a	$35,280	$14,888	-	$541.224
Aaron M. Kaslow	EIRP	n/a	$31,500	-	-	$31,500

(1)	Participant contributions are not permitted under the EIRP.
(2)	Contributions made under the EIRP in 2019 as described on page 15. These amounts are included in the Summary Compensation Table under Non-Equity Incentive Plan Compensation.
(3)	Earnings for the EIRP and NQDC accrue at the rate of 120% of the Long-Term Applicable Federal Rate adjusted monthly. Earnings for the EIRP are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 19. Earnings for the NQDC are not included in the Summary Compensation Table because they are not considered to be above-market or preferential.
(4)	As of December 31, 2019, $19,400 of Mr. O’Brien’s EIRP balance was unvested. The balances for the other named executives are fully vested.

Agreements with Executives and Potential Payments Upon Termination or Change in Control

Daniel J. Schrider

The Company and the Bank have an employment agreement with Mr. Schrider to provide for his employment as President and CEO. The initial term of the agreement was for three years and provides that the Board may take action to extend the term for an additional year at each anniversary so that the remaining term again becomes three years. Mr. Schrider’s agreement does not automatically renew. The Executive and Governance Committee reviews CEO performance annually and recommends whether or not to extend the CEO’s employment agreement. Mr. Schrider’s employment agreement currently has a term expiring on June 30, 2021. The agreement addresses such matters as Mr. Schrider’s base salary, participation in incentive compensation, participation in benefit plans, vacation, insurance and other fringe benefits.

There is no specific compensation provision under Mr. Schrider’s agreement for termination due to retirement, death, or voluntary resignation. Should Mr. Schrider become disabled, the board must provide written notice 30 days in advance of termination. Mr. Schrider will receive his full base salary, benefits, and any perquisites other than bonus during the time of incapacity leading up to the date of termination less any benefits paid under existing disability plans. For termination by Mr. Schrider with good reason or involuntary termination by the Company or Bank without just cause, Mr. Schrider will receive his base salary and medical benefits for the remainder of the term of the agreement.

In the event of a change in control during the term of the agreement, and, thereafter, if Mr. Schrider’s employment is terminated without just cause or he terminates his employment with good reason, as defined in the agreement, he will receive a lump-sum payment equal to three times his average annual compensation for the past five years preceding the change in control and medical benefits for the remaining term of the agreement.

Mr. Schrider’s agreement does not entitle him to receive any tax indemnification payments (a “gross-up”) if payments under his employment agreement or any other payments trigger liability under Sections 280G and 4999 of the Internal Revenue Code for an excise tax on “excess parachute payments.” If any payments to Mr. Schrider trigger such excise tax, he will be entitled to receive the greater of the following, whichever gives him the highest net after-tax amount: (a) the full payments and benefits provided for under the agreement, in which case he would be responsible for any resulting excise tax, or (b) one dollar less than the amount that would subject him to the excise tax.

Under the terms of his agreement, Mr. Schrider is prohibited from conflicts of interest, and is required to maintain the confidentiality of nonpublic information regarding the Company and its clients. He is also bound by a covenant not to compete for one year and not to solicit employees for two years following termination of employment, except in the event of a change in control.

Philip J. Mantua and Joseph J. O’Brien, Jr., and Aaron M. Kaslow

The Company and the Bank entered into employment agreements with Mr. Mantua and Mr. O’Brien on January 13, 2012, and with Mr. Kaslow on July 22, 2019 to provide for each executive’s employment in their respective positions. The terms of the present agreements end on June 30, 2021. Each year, the Board may act to extend the term for an additional year so that the remaining term becomes two years. The Agreement does not automatically renew. The Agreement addresses such matters as base salary, participation in incentive compensation, participation in benefit plans, vacation, insurance and other fringe benefits.

The agreements do not provide for any special or additional compensation in the event of termination due to retirement, death or resignation. For termination due to disability, the executive will receive base compensation, less any applicable disability benefits, and health and welfare benefits for the remaining term of the agreement. For termination by the Company without just cause, or termination by the executive with good reason, as defined in the agreements, the executive will receive his base salary for the remaining term of the agreement at the highest annual rate paid in the 12 months preceding the termination plus annual cash bonuses (pro-rated for a partial year) as a lump sum payment.

If, in connection with a change in control, as defined by Section 409A of the Internal Revenue Code, the executive’s employment is terminated, either involuntarily without just cause or voluntarily with good reason, within six months prior to the change in control or up to two years after the change in control, the executive will receive a lump-sum payment equal to 2.99 times, or in Mr. Kaslow’s case 3 times, the sum of annual salary at the highest rate paid in the preceding 12 months plus the amount of any cash bonus received for the past 12 months. Messrs. Mantua and O’Brien would also receive the continuation of health benefits including life and disability insurances for a period of three years following termination, and Mr. Kaslow would receive a lump sum payment equal to 36 times the monthly Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) continuation of health care cost less the active employee charge for the coverage in effect at the time of termination. If the total value of the benefits provided and payments made to the executive in connection with a change in control, either under the agreement alone or together with other payments and benefits received, would result in the imposition of an excise tax under Section 280G of the Internal Revenue Code, the severance payment will be reduced or revised so that the aggregate payments do not trigger the payment of the excise tax.

The executive is prohibited from conflicts of interest, and is required to maintain the confidentiality of nonpublic information regarding the Company and its clients. The executive is also bound by a covenant not to compete and not to interfere with other employees following termination of employment for the remaining term of the agreement. The post-termination restrictions do not apply if there is a change in control or if the executive's employment is terminated without just cause by the Company or with good reason by the executive.

R. Louis Caceres

Mr. Caceres has a change in control severance agreement with the Company and the Bank. The change in control agreement has a term of two years, also known as the “Covered Period.” On each anniversary date of the agreement, the agreement will automatically be extended for an additional year, unless either party has given written notice at least 60 days prior to the anniversary date of the agreement that the agreement will not be extended.

If a change in control occurs and the executive’s employment is involuntarily terminated without just cause or the executive voluntarily terminates employment with good reason, as defined in the agreement, during the Covered Period, the executive will be entitled to a payment equal to 2.99 times his total compensation, which is defined as one year’s base salary plus bonus payments and all other taxable compensation. The executive would also receive the continuation of health benefits, including life and disability insurances, for a period of three years following termination. Under the change in control agreements, if the total value of the benefits provided and payments made to the executive in connection with a change in control, either under the change in control agreement alone or together with other payments and benefits that he has the right to receive, would result in the imposition of an excise tax under Section 280G of the Internal Revenue Code, his severance payment will be reduced or revised so that the aggregate payments do not trigger the payment of the excise tax.

Potential Payments Upon Termination or Change in Control

The following table summarizes the estimated payments to which the named executive officers were entitled upon termination as of December 31, 2019. Benefits payable under the Pension Plan, the 401(k) Plan, and vested balances under non-qualified, deferred compensation plans are not included.

	Daniel J. Schrider	Philip J. Mantua	Joseph J. O’Brien, Jr.	R. Louis Caceres	Aaron M. Kaslow
Death:
Employment agreements	$-	$-	$-	n/a	$-
EIRP(1)	$-	$-	$19,400	$-	$-
Equity awards(2)	$1,085,414	$435,547	$500,610	$428,451	$319,636
Life Insurance Benefits(3)	$1,875,000	$1,015,000	$-	$980,000	$-
Total	$2,960,414	$1,450,547	$1,657,510	$1,408,451	$1,194,636
Disability:
Employment agreements(4)	$1,918,511	$635,107	$708,607	n/a	$551,107
EIRP(1)	$-	$-	$19,400	$-	$-
Equity awards(2)	$1,085,414	$435,547	$500,610	$428,451	$319,636
Total	$3,003,925	$1,070,653	$1,228,617	$428,451	$870,743
Termination by the Company without Just Cause or by executive with Good Reason:
Employment agreements(5)	$1,918,511	$894,078	$1,033,932	n/a	$746,181
EIRP(1)	$-	$-	$-	$-	$-
Equity awards	$-	$-	$-	$-	$-
Total	$1,918,511	$894,078	$1,033,932	$-	$746,181
Termination in connection with a change in control (CIC):
Employment or CIC agreements(6)	$3,797,832	$1,931,465	$2,267,924	$1,929,580	$1,589,658
EIRP(1)	$-	$-	$19,400	$-	$-
Equity awards(7)	$1,343,111	$533,653	$618,164	$524,221	$346,924
Total(8)	$5,140,943	$2,465,118	$2,905,488	$2,453,802	$1,936,582

(1)	Any unvested portion of the accumulated EIRP balance immediately vests upon death, disability or change in control, as shown above for Mr. O’Brien. The aggregate balances for the other executives are fully vested. The vested account balance will be distributed to the executive following termination of employment, unless terminated for Just Cause, either in a lump sum or in installments, based on the prior election of the executive.
(2)	Represents the value of unvested restricted stock grants that will vest upon termination according to the terms of each award agreement. In the event of the executive’s death or disability awards of time-vested restricted stock will fully vest. Awards that vest upon achievement of performance criteria will partially vest based on the number of days elapsed in the performance period at the time of death or disability. The amounts shown are calculated based on the closing price of Company common stock of $37.88 on December 31, 2019.
(3)	The value of life insurance benefits, equal to 2 ½ times base salary, that would be paid to the executive’s beneficiary under the terms of split-dollar agreements.
(4)	In the event of termination due to disability Messrs. Schrider, Mantua, O’Brien, and Kaslow would each receive base salary plus medical benefits for the remainder of the term of his agreement which as of December 31, 2019 was 30 months for Mr. Schrider and 18 months for Messrs. Mantua, O’Brien, and Kaslow. The total amount would be reduced by disability benefits payable under insurance programs maintained by the Company, if applicable.
(5)	Termination without Just Cause or with Good Reason would result in Mr. Schrider receiving base salary and medical benefits for the remaining term of his agreement which as of December 31, 2019 was 30 months. Messrs. Mantua, O’Brien, and Kaslow would each receive base salary and pro-rated annual cash bonuses for the remaining term of the agreement, which was 18 months.
(6)	Assumes termination in connection with a change in control in which case each executive would receive the respective payment described on pages 24-25.
(7)	Restricted stock awards granted under the 2015 Omnibus Incentive Plan will vest upon a qualified termination following a change in control. This table assumes termination of employment, other than for just cause, within twelve months of a change in control, in which case all unvested restricted stock awards will fully vest; performance criteria for performance-based awards will be deemed to have been satisfied at the target level and fully vest.
(8)	Other than with respect to Mr. Schrider, the payment shown is subject to reduction if the aggregate payments trigger the payment of the excise tax under Section 280G of the Internal Revenue Code.

Director Compensation

Only non-employee directors are compensated for their service as board members. In 2019, the Compensation Committee requested a market analysis from Meridian Compensation Partners, LLC, to benchmark director compensation against peer banks. The peer group used was the same for executive compensation discussed on page 12. The Compensation Committee made recommendations to increase annual cash retainers for each director, the committee chairs, and the chairman of the board that were consistent with the median of the peer group. The Compensation Committee also recommended an increase in value for the annual equity grant for each director consistent with the median of the peer group.

Cash Compensation - Non-employee directors received cash compensation during 2019 according to the following schedule:

Annual Cash Retainer Per Director	$30,000

Additional Cash Annual Retainer for Board and Committee Chairs
Chairman of Board	$40,000
Audit Committee	$15,000
All Other Committees	$10,000

Board Meeting Attendance Fee (per meeting)	$1,200
Attending an in-person Board meeting by phone	$500

Committee Meeting Attendance Fee (per meeting)	$1,000

Directors are encouraged to attend all meetings in person unless the meeting is called by teleconference. Directors were not paid for limited-purpose teleconference meetings, and members of the Nominating Committee were not paid when the Executive & Governance Committee met on the same day. All directors of the Company also serve as directors of Sandy Spring Bank, for which they did not receive any additional compensation.

Equity Compensation - On March 6, 2019, each director received a grant of restricted stock valued at $35,000. The restricted stock will vest over three years in equal increments, and vesting accelerates upon the permanent departure from the board other than removal for just cause.

Deferred Fee Arrangements - Directors are eligible to defer all or a portion of their fees under the Director Deferred Fee Plan. The amounts deferred accrue interest at 120% of the long-term Applicable Federal Rate, which is not considered “above market” or preferential. Except in the case of financial emergency, deferred fees and accrued interest are payable only following termination of a director's service, at which time the director’s deferral account balance will be paid in a lump sum. Mr. Orndorff is a party to a Directors’ Fee Deferral Agreement, under which deferrals ceased in 2004, pursuant to which his beneficiary would receive a death benefit equal to the greater of the projected retirement benefit or the combined deferral account balance under the two fee deferral arrangements should his death occur while actively serving as a member of the Board.

Director Stock Purchase Plan - Each director has the option of using from 50% to 100% of his or her annual retainer fee to purchase newly issued shares of Company common stock at the current fair market value at the time the retainer is paid in accordance with the plan. Directors make an annual election to participate in advance, and participation in the plan is ratified by the board. In 2019, Mr. Reeder used 100% of his retainer to purchase stock.

Hedging Policy - Under our Code of Business Conduct and our Insider Trading, Short-Term Trading and Hedging Policy, the Company’s directors, officers and employees are prohibited from entering into hedging or monetarization transactions, such as short sales, publicly-traded options, margin accounts, equity swaps, puts, calls, forwards or similar arrangements, with respect to Company securities.

2019 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
Mona Abutaleb	$53,000	$35,000	$1,849	$89,849
Ralph F. Boyd, Jr.	$64,200	$35,000	$1,849	$101,049
Mark E. Friis	$57,000	$35,000	$1,849	$93,849
Robert E. Henel, Jr.	$65,000	$35,000	$1,849	$101,849
Pamela A. Little	$68,200	$35,000	$1,849	$105,049
James J. Maiwurm	$52,000	$35,000	$1,849	$88,849
Mark C. Michael	$46,100	$35,000	$1,478	$82,578
Mark C. Micklem	$48,800	-	-	$48,800
Gary G. Nakamoto	$47,300	$35,000	$1,849	$84,149
Robert L. Orndorff	$113,200	$35,000	$1,849	$150,049
Joe R. Reeder	$45,300	$35,000	$1,478	$81,778
Craig A. Ruppert	$58,200	$35,000	$1,849	$95,049
Dennis A. Starliper(4)	$5,400	-	$378	$5,778
(1)	All or a portion of the reported cash compensation may be deferred under the Director Fee Deferral Plan. Please see the description of “Director Compensation” on page 13.
(2)	On March 6, 2019, each director was granted 1,001 shares of restricted stock. The value reported represents the grant date fair value of the award computed in accordance with FASB ASC Topic 718, and based on a grant date stock price of $34.98 per share. On December 31, 2019, each non-employee director, other than Messrs. Michael, Micklem and Reeder, had 1,634 shares of restricted stock. Messrs. Michael and Reeder each had 1,438 shares of restricted stock, and Mr. Micklem had none.
(3)	Amounts in this column represent dividends paid on restricted stock.
(4)	Mr. Starliper retired from the board effective April 24, 2019 at which time his outstanding restricted stock vested.

Stock Ownership Requirements for Directors

According to the Company’s bylaws, qualified directors are required to hold unencumbered shares of common stock with a fair market value of $1,000. The Corporate Governance Policy requires this minimum ownership position to increase with each year of service up to the lesser of 5,000 shares or $175,000 in fair market value by January 1st following the director’s fifth anniversary of service. All of the directors exceed the requirements of the policy.

Equity Compensation Plans

The following table presents the number of shares available for issuance under the Company’s equity compensation plans at December 31, 2019:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	65,279	$31.34	1,150,417
Equity compensation plans not approved by security holders	—	—	—
Total	65,279	$31.34	1,150,417

General Information

How to Attend the Special Meeting of Shareholders

This Special Meeting will be conducted solely online via live webcast on Wednesday, November 18, 2020 at 10:00 a.m. Eastern Time. To access the meeting go to www.meetingcenter.io/238391765. All shareholders can listen to the virtual meeting and ask questions by signing on to the virtual meeting as a guest. For registered shareholders who wish to vote at the meeting, you must have the 15-digit number that is printed in the shaded bar located on your proxy card or notice document. The password for the meeting is SASR2020.

Virtual Meeting Registration for Street Owners

All shareholders can listen to the virtual meeting and ask questions by signing on to the virtual meeting as a guest. Shareholders holding shares through an intermediary, such as a broker or bank, must register in advance if they want to vote their shares at the Special Meeting virtually. These shareholders must submit a copy of your legal proxy reflecting your Sandy Spring Bancorp, Inc. holdings along with your name and email address to Computershare by email to legalproxy@computershare.com or by mail to: Computershare, Sandy Spring Bancorp, Inc., Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001. Requests for registration must be received no later than 5:00 p.m. Eastern Time on November 13, 2020. To access the meeting go to www.meetingcenter.io/238391765 using the password: SASR2020.

Notice and Accessibility of Proxy Materials

For the Special Meeting, to save significant printing and mailing expenses, the Company is furnishing its proxy statement via the Internet according to the SEC rules for “Notice and Access.” On October 7, 2020, the Company mailed a Notice of Internet Availability of Proxy Materials (“Notice”) to all shareholders who had not previously elected to receive their proxy materials by mail or electronically containing instructions on how to access this proxy statement and how to vote online. Upon receipt of the Notice, shareholders may choose to request a printed copy of proxy materials at no charge, and this preference will be maintained for future mailings.

To further reduce costs, the Company utilizes the householding rules of the SEC that permit the delivery of one set of proxy materials or notice of availability of these materials to shareholders who have the same address. If you wish to receive a separate copy of this proxy statement or notice of availability of these materials for each shareholder at your household, please follow the instructions on the Notice, and materials will be mailed to you at no charge. If a broker, or other nominee, holds your shares, please contact your broker or nominee.

Who Can Vote and What Constitutes a Quorum

Shareholders of Company common stock, par value $1.00 per share, as of the close of business on the Record Date may vote. Each share of common stock is entitled to one vote. As of the Record Date 47,358,527 shares of common stock were outstanding and eligible to vote. When you exercise your right to vote, you authorize the persons named as proxies to vote your shares per your instructions whether or not you attend the Special Meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum at the Special Meeting. Proxies marked as abstentions and proxies for shares held in the name of a broker, or other nominee, marked as not voted (broker non-votes) will be counted only for purposes of determining a quorum at the Special Meeting.

Exercising Your Right to Vote

By submitting your proxy instructions in time to be voted at the Special Meeting, the shares represented by your proxy will be voted in accordance with those instructions. If you submit a signed proxy card and do not specify how you want to vote your shares, we will vote your shares in accordance with the recommendations of the Board. If your shares are held with the Company’s transfer agent, Computershare, or in an employee benefit plan, and you do not return your proxy, no votes will be cast on your behalf. The Board does not know of any other matters that are to come before the Special Meeting except for incidental or procedural matters. If any other matters are properly brought before the Special Meeting, the persons named in the accompanying proxy card will vote the shares represented by each proxy on such matters in accordance with their best judgment.

Shares Held Through a Broker

If you hold your shares through a broker, or other nominee, it is critical that you cast your vote if you want it to count for Proposal 1.  Your broker is not allowed to vote shares on your behalf on Proposal 1 without your specific instruction.  If you do not instruct your broker how to vote, no votes will be cast on your behalf.

Telephone and Internet Voting

We are pleased to offer our shareholders the convenience of voting by telephone and Internet. Please refer to your Notice or proxy card for instructions. If you hold your shares in street name, your broker may allow you to provide voting instructions by telephone or via the Internet. Please refer to the instructions provided by your broker.

Changing Your Vote

Registering to attend the virtual Special Meeting will not automatically revoke your proxy. However, you may revoke your proxy at any time prior to its exercise by (1) filing a written notice of revocation with Aaron M. Kaslow, General Counsel and Secretary; or (2) delivering a duly executed proxy bearing a later date; or (3) attending the virtual Special Meeting in real time and casting your ballot in person.

Costs of Proxy Solicitation

The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, the Company also may solicit proxies through its directors, officers, and employees. The Company will also request persons, firms, and corporations holding shares in their names or in the name of nominees that are beneficially owned by others to send proxy materials to and obtain proxies from those beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

Tabulation of Votes and Public Announcement of Results

The Board has appointed the Company’s transfer agent, Computershare, to act as inspector of election at the Special Meeting. A designated representative from Computershare, under oath, will carry out the duties of tabulating the votes at the meeting. The results will be announced at the end of the meeting, and filed with the SEC on Form 8-K within four business days. Shareholders may view the Form 8-K on the investor relations page of www.sandyspringbank.com.

Shareholder Communications

From time to time, individual shareholders may wish to submit proposals that they believe should be voted upon by the shareholders. In order to be included in the proxy materials to be provided to shareholders in advance of the 2021 annual meeting, notice of a shareholder proposal must be received on or prior to December 24, 2020; however, if the 2021 annual meeting is held more than 30 days before or after June 4, 2021, the deadline for receipt of such notice is any date allowing a reasonable time before we provide the proxy materials to our shareholders. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

In addition, the Company's bylaws require that to be properly brought before an annual meeting, shareholder proposals for new business must be delivered to or mailed and received by the secretary not less than thirty nor more than ninety days prior to the date of the meeting; provided, however, that if less than forty-five days’ notice of the date of the meeting is given to shareholders, such notice by a shareholder must be received not later than the fifteenth day following the date on which notice of the date of the meeting was mailed to shareholders or two days before the date of the meeting, whichever is earlier. Each such notice given by a shareholder must set forth certain information specified in the bylaws concerning the shareholder and the business proposed to be brought before the meeting.

Shareholders also may nominate candidates for election as a director, provided that such nominations are made in writing and received at the Company’s executive offices not later than January 22, 2021. The nomination should be sent to the attention of Aaron M. Kaslow, General Counsel and Secretary, at Sandy Spring Bancorp, Inc., 17801 Georgia Avenue, Olney, Maryland 20832, and must include, concerning the director nominee, the following information: full name, age, date of birth, educational background and business experience, including positions held for at least the preceding five years, home and office addresses and telephone numbers, and a signed representation to timely provide all information requested by the Company for preparation of its disclosures regarding the solicitation of proxies for election of directors. The name of each such candidate for director must be placed in nomination at the annual meeting by a shareholder present in person. The nominee must also be present in person at the annual meeting. A vote for a person who has not been duly nominated pursuant to these requirements will be deemed to be void.

Shareholders may communicate with the Board or any individual director by addressing correspondence to the Board or such director in care of the secretary at the Company's main office by mail, courier, or facsimile or by e-mail through the Company’s "contact information" on the investor relations page of www.sandyspringbank.com.

By order of the board of directors,

Olney, MD	Aaron M. Kaslow
October 7, 2020	General Counsel & Secretary

APPENDIX A

SANDY SPRING BANCORP, INC.

EMPLOYEE STOCK PURCHASE PLAN

As Amended and Restated

1.         Establishment and Purpose.

1.1          Establishment. The Sandy Spring Bancorp, Inc. Employee Stock Purchase Plan amends and restates in its entirety the Sandy Spring Bancorp, Inc. 2011 Employee Stock Purchase Plan originally effective on July 1, 2011.

1.2          Purpose. This Sandy Spring Bancorp, Inc. Employee Stock Purchase Plan is intended to provide employees of the Company and its Participating Subsidiaries with a means of acquiring an equity interest in the Company through payroll deductions, to enhance such Eligible Employees’ sense of participation in the affairs of the Company, and to provide an incentive for continued employment. The Company intends that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code and the Plan shall be interpreted in a manner that is consistent with that intent.

2.         Definitions.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Code” means the U.S. Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Committee” means the Compensation Committee of the Board, or such other committee of the Board duly appointed to administer the Plan.

“Common Stock” means the common stock of the Company, par value $1.00 per share.

“Company” means Sandy Spring Bancorp, Inc., a Maryland corporation, including any successor thereto.

“Compensation” means base salary, wages, and commissions, before deduction for any salary deferral contributions made by the Eligible Employee to any tax-qualified or nonqualified deferred compensation plan, including overtime, vacation pay, sick pay, holiday pay, jury duty pay and bereavement leave pay, but excluding bonuses, education or tuition reimbursements, imputed income arising under any group insurance or benefit program, travel expenses, business and relocation expenses, and income received in connection with stock options or other equity-based awards.

“Corporate Transaction” means a merger, consolidation, acquisition of property or stock, separation, reorganization or other corporate event described in Section 424 of the Code.

“Effective Date” shall be November 1, 2020, subject to obtaining shareholder approval in accordance with Section 19.11 hereof.

“Eligible Employee” means an Employee who (i) has been employed by the Company or a Participating Subsidiary for at least three months and (ii) is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year.

“Employee” means any person who renders services to the Company or a Participating Subsidiary as an employee pursuant to an employment relationship with such employer. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or a Participating Subsidiary that meets the requirements of Treasury Regulation Section 1.421-1(h)(2).

“Enrollment” means the process pursuant to which an Eligible Employee may elect to enroll in the Plan, to authorize a new level of payroll deductions, or to stop payroll deductions and withdraw from an Offering Period.

“ESPP Share Account” means an account into which Common Stock purchased with accumulated payroll deductions at the end of an Offering Period are held on behalf of a Participant.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date, the value of the shares of Common Stock as determined below. If the shares are listed on any established stock exchange or a national market system, including, without limitation, the New York Stock Exchange or the Nasdaq Stock Market, the Fair Market Value shall be the closing price of a share (or if no sales were reported, the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination. In the absence of an established market for the shares, the Fair Market Value shall be determined in good faith by the Committee and such determination shall be conclusive and binding on all persons.

“Offering” or “Offering Period” effective November 1, 2020, means a period of three months beginning each February 1st, May 1st, August 1st, and November 1st of each year; provided, that, pursuant to Section 5, the Committee may change the duration of future Offering Periods (subject to a maximum Offering Period of twenty-seven (27) months) and/or the start and end dates of future Offering Periods.

“Offering Date” means the first Trading Day of each Offering Period as designated by the Committee.

“Participant” means an Eligible Employee who is actively participating in the Plan.

“Participating Subsidiary” means the Company and any Subsidiary designated by the Board as a corporation the employees of which may, if Eligible Employees, participate in the Plan. The Board shall have the sole and absolute discretion to determine from time to time which Subsidiaries shall be Participating Subsidiaries.

“Plan” means this Sandy Spring Bancorp, Inc. Employee Stock Purchase Plan, as set forth herein, and as amended from time to time.

“Purchase Date” means the last Trading Day of each Offering Period.

“Purchase Price” effective November 1, 2020, means an amount equal to the lesser of (i) eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Offering Date or (ii) eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Purchase Date; provided, that, the Purchase Price per share of Common Stock will in no event be less than the par value of the Common Stock.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

“Trading Day” means any day on which the national stock exchange upon which the Common Stock is listed is open for trading or, if the Common Stock is not listed on an established stock exchange or national market system, a business day, as determined by the Committee in good faith.

3.         Administration. The Plan shall be administered by the Committee, which shall have the authority to construe and interpret the Plan, prescribe, amend and rescind rules relating to the Plan’s administration and take any other actions necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Plan. The decisions of the Committee shall be final and binding on all persons. Unless otherwise set forth in this Plan, all expenses of administering the Plan shall be borne by the Company. The Committee shall have the right to delegate responsibility for construing, administering, or interpreting the Plan, including the establishment of a claims procedure, to a designated officer or officers. Where the Committee has delegated responsibility under the Plan, the actions of such officer or officers shall constitute actions of the Committee. The Committee shall also have the authority to appoint an Administrator. The Administrator may be any company or individual that the Committee deems qualified, including the Company. The Administrator shall be responsible for the implementation of the Plan, including the allocation of funds and stock and keeping adequate and accurate records for the Participants. Participants shall be responsible for all costs associated with the shares of Common Stock purchased through this Plan following the delivery of shares to the Participant.

4.         Eligibility. Unless otherwise determined by the Committee in a manner that is consistent with Section 423 of the Code, any individual who is an Eligible Employee as of the first day of a particular Offering Period shall be eligible to participate in such Offering Period, subject to the requirements of Section 423 of the Code.

Notwithstanding any provision of the Plan to the contrary, no Eligible Employee shall be granted an option under the Plan if (i) immediately after the grant of the option, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary or (ii) such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds $25,000 of the Fair Market Value of such stock (determined at the time the option is granted) for each calendar year in which such option is outstanding at any time.

5.         Offering Periods. Effective November 1, 2020, this amended and restated Plan shall have a series of consecutive Offering Periods, each of which shall be three (3) months in duration. The Committee shall have the authority to change the duration, frequency, start and end dates of Offering Periods.

6.         Participation.

6.1          Enrollment; Payroll Deductions. An Eligible Employee may complete Enrollment through the Administrator. Participation in the Plan is entirely voluntary. Through Enrollment, an Eligible Employee can authorize payroll deductions in an amount equal to at least 1%, but not more than 10% of his or her Compensation on each pay day occurring during an Offering Period (or such other maximum percentage as the Committee may establish from time to time before an Offering Period begins). Payroll deductions shall commence on the first payroll date following the Offering Date and end on the last payroll date on or before the Purchase Date. The Company shall maintain records of all payroll deductions but shall have no obligation to pay interest on payroll deductions or to hold such amounts in a trust or in any segregated account. A Participant may not make any separate contributions or payments to the Plan.

6.2          Election Changes. During an Offering Period, a Participant may decrease or increase his or her rate of payroll deductions applicable to such Offering Period only once. To make such a change, the Participant must authorize the new rate of payroll deductions following such procedure prescribed by the Company to authorize such change and completed on or before a date established by the Company from time to time. A Participant may decrease or increase his or her rate of payroll deductions for future Offering Periods by authorizing the new rate of payroll deductions following such procedure prescribed by the Company to authorize such change and completed on or before a date established by the Company from time to time.

6.3          Automatic Re-enrollment. A Participant’s deduction rate shall remain in effect for subsequent Offering Periods unless the Participant (a) authorizes a new level of payroll deduction in accordance with Section 6.2, (b) withdraws from the Plan in accordance with Section 10, or (c) terminates employment or otherwise becomes ineligible to participate in the Plan.

7.         Grant of Option. On each Offering Date, each Participant in the applicable Offering Period shall be granted an option to purchase, on the Purchase Date, a number of shares of Common Stock determined by dividing the Participant’s accumulated payroll deductions by the applicable Purchase Price (subject to adjustment in accordance with Section 18 and the limitations set forth in Section 13 of the Plan). In the event this amended and restated Plan is not approved by Company shareholders on November 18, 2020, all options granted on or after November 1, 2020 will become void.

8.         Exercise of Option/Purchase of Shares. A Participant’s option to purchase shares of Common Stock will be exercised automatically on the Purchase Date of each Offering Period. The Participant’s accumulated payroll deductions will be used to purchase the maximum number of whole shares that can be purchased with the amounts in the Participant’s notional account. No fractional shares may be purchased but notional fractional shares of Common Stock will be allocated to the Participant’s ESPP Share Account to be aggregated with other notional fractional shares of Common Stock on future Purchase Dates, subject to earlier withdrawal by the Participant in accordance with Section 10 or termination of employment in accordance with Section 11.

9.         Delivery of Shares. As soon as reasonably practicable after each Purchase Date, the Company will arrange for the delivery to each Participant of the shares acquired by the Participant on such Purchase Date by electronic or other means determined by the Company in its sole discretion and pursuant to rules established by the Committee. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish procedures to permit tracking of disqualifying dispositions of such shares. Participants will not have any voting, dividend or other rights of a shareholder with respect to the shares of Common Stock subject to any option granted hereunder until such shares have been delivered pursuant to this Section 9.

10.       Withdrawal.

10.1        Withdrawal Procedure. A Participant may withdraw from an Offering in such manner and in such time frame as provided by the Company for this purpose. The accumulated payroll deductions held on behalf of a Participant in his or her notional account (that have not been used to purchase shares of Common Stock) shall be paid to the Participant as soon as practicable following receipt of the Participant’s election to withdraw and the Participant’s option shall be automatically terminated. If a Participant withdraws from an Offering Period, no payroll deductions will be made during any succeeding Offering Period, unless the Participant re-enrolls in accordance with Section 6.1 of the Plan.

10.2        Effect on Succeeding Offering Periods. A Participant’s election to withdraw from an Offering Period will not have any effect upon his or her eligibility to participate in succeeding Offering Periods that commence following the completion of the Offering Period from which the Participant withdraws.

11.       Termination of Employment; Change in Employment Status. Upon termination of a Participant’s employment for any reason, including death, disability or retirement, or a change in the Participant’s employment status following which the Participant is no longer an Eligible Employee, which in either case occurs before the Purchase Date, the Participant will be deemed to have withdrawn from the Plan and the payroll deductions in the Participant’s notional account (that have not been used to purchase shares of Common Stock) shall be returned to the Participant and the Participant’s option shall be automatically terminated.

12.       Interest. No interest shall accrue on or be payable with respect to the payroll deductions of a Participant in the Plan.

13.       Shares Reserved for Plan.

13.1        Number of Shares. Subject to adjustment as provided in Section 18.1, the maximum aggregate number of shares of Common Stock that may be issued under the Plan shall be three hundred thousand (300,000) shares plus an additional seven hundred thousand (700,000) shares, subject to shareholder approval of this amendment and restatement. The shares of Common Stock will be authorized but unissued shares or shares acquired on the open market or any combination thereof.

13.2        Over-subscribed Offerings. The number of shares of Common Stock which a Participant may purchase in an Offering under the Plan may be reduced if the Offering is over-subscribed. No option granted under the Plan shall permit a Participant to purchase shares of Common Stock which, if added together with the total number of shares of Common Stock purchased by all other Participants in such Offering would exceed the total number of shares of Common Stock remaining available under the Plan. If the Committee determines that, on a particular Purchase Date, the number of shares of Common Stock with respect to which options are to be exercised exceeds the number of shares of Common Stock then available under the Plan, the Company shall make a pro rata allocation of the shares of Common Stock remaining available for purchase in as uniform a manner as practicable and as the Committee determines to be equitable.

14.       Transferability. No payroll deductions credited to a Participant, nor any rights with respect to the exercise of an option or any rights to receive Common Stock hereunder may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution) by the Participant. Any attempt to assign, transfer, pledge or otherwise dispose of such rights or amounts shall be without effect.

15.       Application of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose to the extent permitted by applicable law, and the Company shall not be required to segregate such payroll deductions or contributions.

16.       Statements. Participants will be provided with periodic statements which shall set forth the Purchase Price of any shares of Common Stock purchased with accumulated funds, and the number of shares of Common Stock purchased.

17.       Cash Dividends. Unless otherwise elected by the Participant, cash dividends in respect of shares held in the Participant’s ESPP Share Account shall automatically be reinvested in Common Stock.

18.       Adjustments Upon Changes in Capitalization; Dissolution or Liquidation; Corporate Transactions.

18.1        Adjustments. In the event that any extraordinary dividend or other distribution (whether in the form of securities or other property), recapitalization, stock split (including in the form of a stock dividend), reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the Company’s structure affecting the Common Stock occurs, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee will, in such manner as it deems equitable, adjust the number of shares and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each outstanding option under the Plan, and the numerical limits of Section 7 and Section 13.

18.2        Dissolution or Liquidation. Unless otherwise determined by the Committee, in the event of a proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a new Purchase Date and the Offering Period will end immediately prior to the proposed dissolution or liquidation. The new Purchase Date will be before the date of the Company’s proposed dissolution or liquidation. Before the new Purchase Date, the Committee will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant’s option will be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Offering in accordance with Section 10.

18.3        Corporate Transaction. In the event of a Corporate Transaction, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a parent or affiliate of such successor corporation. If the successor corporation refuses to assume or substitute the option, the Offering Period with respect to which the option relates will be shortened by setting a new Purchase Date on which the Offering Period will end. The new Purchase Date will occur before the date of the Corporate Transaction. Prior to the new Purchase Date, the Committee will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant’s option will be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Offering in accordance with Section 10.

19.       General Provisions.

19.1        Equal Rights and Privileges. Notwithstanding any provision of the Plan to the contrary and in accordance with Section 423 of the Code, all Eligible Employees who are granted options under the Plan shall have the same rights and privileges.

19.2        No Right to Continued Service. Neither the Plan nor any compensation paid hereunder will confer on any Participant the right to continue as an Employee or in any other capacity.

19.3        Rights as a Shareholder. A Participant will become a shareholder with respect to the shares of Common Stock that are purchased pursuant to options granted under the Plan when the shares are delivered to the Participant. A Participant will have no rights as a shareholder with respect to shares of Common Stock for which an election to participate in an Offering Period has been made until such Participant becomes a shareholder as provided above.

19.4        Successors and Assigns. The Plan shall be binding on the Company and its successors and assigns.

19.5        Entire Plan. This Plan constitutes the entire plan with respect to the subject matter hereof and supersedes all prior plans with respect to the subject matter hereof.

19.6        Compliance with Law. The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations. Common Stock shall not be issued with respect to an option granted under the Plan unless the exercise of such option and the issuance and delivery of the shares of Common Stock pursuant thereto shall comply with all applicable provisions of law, including, without limitation, the Securities Act, the Exchange Act, and the requirements of any stock exchange upon which the shares may then be listed.

19.7        Taxation and Disqualifying Disposition. No income will be taxable to a Participant until the shares acquired under the Plan are sold or otherwise disposed of by the Participant. If shares acquired under the Plan are disposed of within two years from the date of grant or within one year from the date of purchase (a transaction referred to as a “disqualifying disposition”), the Participant will recognize ordinary income in the year of such disposition equal to the excess of the fair market value of the stock on the date of purchase over the option exercise price, and the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to such amount, subject to the satisfaction of any tax-reporting obligations. The Participant will also recognize a capital gain to the extent that the amount realized upon the sale of the shares exceeds the sum of the aggregate price paid for those shares and the ordinary income recognized in connection with the disposition. A capital gain or loss will be long-term if the Participant holds the shares for more than two years from date of grant and one year after the date the Participant purchases the shares.

19.8        Term of Plan. The Plan shall become effective on the Effective Date and will continue until terminated by the Board.

19.9        Amendment or Termination. The Committee may, in its sole discretion, amend, suspend or terminate the Plan at any time and for any reason. If the Plan is terminated, the Committee may elect to terminate all outstanding Offering Periods either immediately or once shares of Common Stock have been purchased on the next Purchase Date (which may, in the discretion of the Committee, be accelerated) or permit Offering Periods to expire in accordance with their terms (and subject to any adjustment in accordance with Section 18). If any Offering Period is terminated before its scheduled expiration, all amounts that have not been used to purchase shares of Common Stock will be returned to Participants (without interest, except as otherwise required by law) as soon as administratively practicable.

19.10       Applicable Law. The laws of the State of Maryland shall govern all questions concerning the construction, validity and interpretation of the Plan, without regard to such state’s conflict of law rules and except to the extent that federal law shall be deemed to apply.

19.11       Shareholder Approval. The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board. If the Company does not obtain shareholder approval in accordance with this Section 19.11, all outstanding options will be null and void, payroll deductions will be returned to Participants without interest and the Plan shall terminate.

19.12       Section 423. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Any provision of the Plan that is inconsistent with Section 423 of the Code shall be reformed to comply with Section 423 of the Code.

19.13       Withholding. To the extent required by applicable Federal, state or local law, a Participant must make arrangements satisfactory to the Company for the payment of any withholding or similar tax obligations that arise in connection with the Plan.

19.14       Severability. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.

19.15       Headings. The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.

* * *

0 1 B V Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03BM5G + + Proposals — The Board of Directors recommends a A vote FOR Proposal 1. 1. To approve the Sandy Spring Bancorp, Inc. Employee Stock Purchase Plan as Amended and Restated. For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Special Meeting Proxy Card 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 MMMMMMMMM MMMMMMMMMMMMMMM 4 7 7 0 3 6 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 MMMMMMMMMMMM M MMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext If no electronic voting, delete QR code and control # Δ ≈ You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/SASR or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/SASR Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Your vote matters – here’s how to vote! Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/SASR Notice of Special Meeting of Shareholders Proxy Solicited by Board of Directors for Special Meeting — November 18, 2020 Daniel J. Schrider and Aaron M. Kaslow or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the special meeting of shareholders of Sandy Spring Bancorp, Inc. to be held on November 18, 2020 at 10:00 a.m. Eastern Time, or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxy holders will have authority to vote FOR to approve the Sandy Spring Bancorp, Inc. Employee Stock Purchase Plan as Amended and Restated. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Sandy Spring Bancorp, Inc. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Change of Address — Please print new address below. Comments — Please print your comments below. C Non-Voting Items + + Important notice regarding the Internet availability of proxy materials for the Special Meeting of Shareholders. The material is available at: www.envisionreports.com/SASR Sandy Spring Bancorp, Inc.’s Special Meeting of Shareholders will be held on Wednesday, November 18, 2020 at 10:00 a.m. ET, virtually via the internet at www.meetingcenter.io/238391765. To access the virtual meeting, you must have the 15-digit number that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is — SASR2020.

0 1 B V Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03BM5G + + Proposals — The Board of Directors recommends a A vote FOR Proposal 1. 1. To approve the Sandy Spring Bancorp, Inc. Employee Stock Purchase Plan as Amended and Restated. For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Special Meeting Proxy Card 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 MMMMMMMMM MMMMMMMMMMMMMMM 4 7 7 0 3 6 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 MMMMMMMMMMMM M MMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext If no electronic voting, delete QR code and control # Δ ≈ You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/SASR or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/SASR Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Your vote matters – here’s how to vote! Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/SASR Notice of Special Meeting of Shareholders Proxy Solicited by Board of Directors for Special Meeting — November 18, 2020 Daniel J. Schrider and Aaron M. Kaslow or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the special meeting of shareholders of Sandy Spring Bancorp, Inc. to be held on November 18, 2020 at 10:00 a.m. Eastern Time, or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxy holders will have authority to vote FOR to approve the Sandy Spring Bancorp, Inc. Employee Stock Purchase Plan as Amended and Restated. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Sandy Spring Bancorp, Inc. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Change of Address — Please print new address below. Comments — Please print your comments below. C Non-Voting Items + + Important notice regarding the Internet availability of proxy materials for the Special Meeting of Shareholders. The material is available at: www.envisionreports.com/SASR Sandy Spring Bancorp, Inc.’s Special Meeting of Shareholders will be held on Wednesday, November 18, 2020 at 10:00 a.m. ET, virtually via the internet at www.meetingcenter.io/238391765. To access the virtual meeting, you must have the 15-digit number that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is — SASR2020.